                                                                  EXHIBIT 2.10

                                                                  EXECUTION COPY

________________________________________________________________________________


                        AGREEMENT AND PLAN OF MERGER

                             DATED MAY 16, 1997

                                    AMONG

                COZZI IRON & METAL, INC. AND ITS SHAREHOLDERS

                           METAL MANAGEMENT, INC.

                                     AND

                            CIM ACQUISITION, CO.





________________________________________________________________________________

                               TABLE OF CONTENTS

                                                                                                                      PAGE
     ARTICLE I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
              THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
              1.1     Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
              1.2     Filing and Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
              1.3     Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
              1.4     Conversion Formula . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
              1.5     Conversion of Merger Sub Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
              1.6     Exchange of Certificates; Payment of Merger Consideration  . . . . . . . . . . . . . . . . . . .   3
              1.7     The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
              1.8     Estate of James H. Cozzi Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

     ARTICLE II
              REPRESENTATIONS AND WARRANTIESOF MTLM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
              2.1     Corporate Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
              2.2     Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
              2.3     Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
              2.4     No Commissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
              2.5     Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
              2.6     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
              2.7     No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
              2.8     MTLM Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
              2.9     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
              2.10    Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
              2.11    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
              2.12    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
              2.13    Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
              2.14    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
              2.15    Good Title to and Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
              2.16    Labor and Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
              2.17    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
              2.18    Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
              2.19    SEC Filings; Accuracy of Information Furnished by MTLM . . . . . . . . . . . . . . . . . . . . .  10
              2.20    Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
              2.21    Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
              2.22    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
              2.23    No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
              2.24    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
              2.25    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15





                                      i
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
              2.26    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
              2.27    Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
              2.28    Conduct of Business Since March 31, 1997.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

     ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF MERGECO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              3.1     Corporate Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              3.2     Corporate Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              3.3     Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              3.4     No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
              3.5     No Commissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              3.6     Mergeco Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              3.7     Business Activity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

     ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OFTHE SHAREHOLDERS AND THE COMPANY  . . . . . . . . . . . . . . . . . . .  19
              4.1     Corporate Status . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
              4.2     Power and Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              4.3     Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              4.4     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
              4.5     Shareholders of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
              4.6     No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
              4.7     Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
              4.8     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
              4.9     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
              4.10    Changes Since the Current Balance Sheet Date . . . . . . . . . . . . . . . . . . . . . . . . . .  22
              4.11    Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              4.12    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
              4.13    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
              4.14    Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
              4.15    Good Title to and Condition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
              4.16    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
              4.17    Labor and Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
              4.18    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
              4.19    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
              4.20    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
              4.21    Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
              4.22    Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
              4.23    Adequacy of the Assets; Relationships with Customers and Suppliers;
                      Affiliated Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
              4.24    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35





                                      ii
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
              4.25    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
              4.26    Customer Lists and Recurring Revenue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
              4.27    Accuracy of Information Furnished by the Shareholders  . . . . . . . . . . . . . . . . . . . . .  37
              4.28    Investment Intent; Accredited Investor Status; Securities Documents  . . . . . . . . . . . . . .  37
              4.29    Business Locations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
              4.30    Names; Prior Acquisitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
              4.31    No Commissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
              4.32    Inventory  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
              4.33    Identification, Acquisition and Disposition of Material Assets.  . . . . . . . . . . . . . . . .  38
              4.34    Restrictions.      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
              4.35    Full Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

     ARTICLE V
              CONDUCT OF BUSINESS PENDING THE CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
              5.1     Conduct of Business of the Company Pending the Closing . . . . . . . . . . . . . . . . . . . . .  38
              5.2     Conduct of Business of MTLM Pending the Closing  . . . . . . . . . . . . . . . . . . . . . . . .  40

     ARTICLE VI
              ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
              6.1     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
              6.2     Compliance with Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
              6.3     Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
              6.4     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
              6.5     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
              6.6     Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
              6.7     Confidentiality; Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
              6.8     No Other Discussions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
              6.9     Restrictive Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
              6.10    Environmental Assessment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
              6.11    Trading in MTLM's Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
              6.12    Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
              6.13    HSR Act Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
              6.14    Corporate Authority. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
              6.15    Certification of Tax Status  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
              6.16    Purchase of Joint Venture Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
              6.17    Meeting of Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
              6.18    Pre-Clear Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
              6.19    Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
              6.20    Conduct of MTLM's Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
              6.21    Disclosure Supplements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

     ARTICLE VII
              CONDITIONS TO THE OBLIGATIONS OF MTLM AND MERGECO  . . . . . . . . . . . . . . . . . . . . . . . . . . .  48





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
              7.1     Accuracy of Representations and Warranties and Compliance with
                      Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
              7.2     Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
              7.3     Corporate Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
              7.4     Opinions of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
              7.5     Governmental Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
              7.6     No Adverse Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
              7.7     MTLM's Approvals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
              7.8     Fairness Opinion.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
              7.9     Other Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
              7.10    Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
              7.11    Cozzi Building Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
              7.12    Estate of James H. Cozzi . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
              7.13    No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
              7.14    MetricMetal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
              7.15    East Chicago Indiana Revenue Bonds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

     ARTICLE VIII
              CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS  . . . . . . . . . . . . . . . . . . .  51
              8.1     Accuracy of Representations and Warranties and Compliance with Obligations . . . . . . . . . . .  51
              8.2     Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
              8.3     No Adverse Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
              8.4     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
              8.5     Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
              8.6     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
              8.7     Other Closing Deliveries.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
              8.8     No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

     ARTICLE IX
              INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
              9.1     Agreement by the Shareholders to Indemnify . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
              9.2     Agreement by MTLM to Indemnify . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
              9.3     Conditions of Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
              9.4     Security for the Shareholders's Indemnification Obligation . . . . . . . . . . . . . . . . . . .  56
              9.5     The James H. Cozzi Estate Special Indemnification  . . . . . . . . . . . . . . . . . . . . . . .  56

     ARTICLE X
              SECURITIES LAW MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
              10.1    Disposition of MTLM Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
              10.2    Legend . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57





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

     ARTICLE XI
              DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
              11.1    Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
              11.2    Other Definitional Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63

     ARTICLE XII
              TERMINATION, AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
              12.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
              12.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

     ARTICLE XIII
              GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
              13.1    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
              13.2    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
              13.3    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
              13.4    Amendment; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
              13.5    Binding Effect; Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66
              13.6    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
              13.7    Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
              13.8    Governing Law; Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67
              13.9    Arm's Length Negotiations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  67

                              INDEX OF SCHEDULES

     Schedule 2.1                      Jurisdictions in which Qualified to do Business
     Schedule 2.6                      Capitalization of the Companies
     Schedule 2.7                      Violations; Conflicts; etc.
     Schedule 2.8                      Subsidiaries
     Schedule 2.9                      Financial Statements
     Schedule 2.10             Liabilities
     Schedule 2.11             Litigation
     Schedule 2.12             Compliance with Laws
     Schedule 2.14             Contracts
     Schedule 2.15             Title to and Condition of Assets
     Schedule 2.16             Labor and Employment Matters
     Schedule 2.17             Tax Matters
     Schedule 2.18             Receivables
     Schedule 2.19             SEC Filings
     Schedule 2.21             Restrictions
     Schedule 2.24             Environmental Matters
     Schedule 2.25             Employee Benefit Plans
     Schedule 2.27(a) and (b)          Real Estate
     Schedule 2.28             Conduct of Business
     Schedule 4.1                      Jurisdictions in which Qualified to do Business
     Schedule 4.4                      Capitalization of the Companies
     Schedule 4.5                      Shareholders
     Schedule 4.6                      Violations; Conflicts; etc.
     Schedule 4.8                      Subsidiaries
     Schedule 4.9                      Financial Statements
     Schedule 4.10             Changes since the Current Balance Sheet Date
     Schedule 4.11             Liabilities
     Schedule 4.12             Litigation
     Schedule 4.13             Environmental Matters
     Schedule 4.14(a)                  Owned Real Estate
     Schedule 4.14(b)                  Leases
     Schedule 4.15             Title to and Condition of Assets
     Schedule 4.16             Compliance with Laws
     Schedule 4.17             Labor and Employment Matters
     Schedule 4.18             Employee Benefit Plans
     Schedule 4.19             Tax Matters
     Schedule 4.20             Insurance
     Schedule 4.21             Receivables
     Schedule 4.22             Permits
     Schedule 4.23             Relationships with Customers and Suppliers
     Schedule 4.25             Contracts

     Schedule 4.30        Names
     Schedule 4.31        Commissions
     Schedule 4.33(a)             Asset Update Schedule
     Schedule 4.33(b)             Liability Update Schedule
     Schedule 4.34        Restrictions
     Schedule 5.1                 Conduct of Business Pending Closing
     Schedule 5.2                 Conduct of MTLM Business Pending Closing
     Schedule 11.1        List of SEC Filings


                                        INDEX OF EXHIBITS

     Exhibit A                    Form of Escrow Agreement
     Exhibit B                    Form of Stockholders Agreement
     Exhibit C                    Form of Warrant
     Exhibit D                    Form of Registration Rights Agreement

                          AGREEMENT AND PLAN OF MERGER


              This Agreement and Plan of Merger (this "AGREEMENT") is entered into effective as of May 16, 1997, by and among Metal Management, Inc., a Delaware corporation ("MTLM"); CIM Acquisition, Co., an Illinois corporation, and a wholly owned subsidiary of MTLM ("MERGECO"); Cozzi Iron & Metal, Inc., an Illinois corporation ("COZZI" or "COMPANY"); Albert A. Cozzi, Frank J. Cozzi and Gregory P. Cozzi, being the sole shareholders of the Company (collectively the "SHAREHOLDERS," and individually, a "SHAREHOLDER"). Certain other capitalized terms used herein are defined in Article XI or elsewhere throughout this Agreement.


                                    RECITALS

              A. The Shareholders own, and until the Closing (as defined herein) will own, all of the issued and outstanding equity securities of the Company (the "COZZI SHARES");

              B. MTLM desires to acquire all of the Cozzi Shares in exchange for shares of common stock, $.01 par value per share, of MTLM (the "MTLM SHARES") and a cash payment, upon the terms and subject to the conditions set forth herein;

              C. MTLM and the Company have agreed to accomplish this transaction through a reverse triangular merger whereby Mergeco will merge with and into Cozzi, and Cozzi will be the surviving corporation (the "MERGER");

              D. Each of the Boards of Directors of MTLM, the Company and Mergeco have approved this Agreement, the Shareholders of the Company have approved this Agreement and the Board of Directors of MTLM have directed that this Agreement be submitted to its shareholders for approval; and

              E. It is intended that the Merger qualify as a reorganization within the meaning of the appropriate subsection of Section 368 of the Internal Revenue Code of 1986, as amended.


                               TERMS OF AGREEMENT

              In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

              1.1 MERGER. Upon and subject to the terms and conditions set forth in this Agreement and in accordance with the Illinois Business Corporation Act of 1983, as amended (the "BCA"), Mergeco shall be merged with and into Cozzi. Following the Merger, Cozzi shall continue to exist as the surviving corporation (sometimes referred to as the "SURVIVING CORPORATION") and the separate corporate existence of Mergeco shall cease.

              1.2 FILING AND EFFECTIVE TIME. At the Closing, Mergeco and Cozzi shall file with the Secretary of State of the State of Illinois the Articles of Merger, appropriately completed and executed in accordance with Section 11.25 of the BCA. The Merger shall become effective upon filing and the issuance of the certificate of merger, in accordance with
     Section 11.40 of the BCA (the "EFFECTIVE TIME," and the date thereof hereinafter referred to as the "EFFECTIVE DATE").

              1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 11.50 of the BCA. In addition:

                      (a) The Articles of Incorporation of Cozzi as in effect at the Effective Time shall be and constitute the Articles of Incorporation of the Surviving Corporation until amended or changed in accordance with applicable law;

                      (b) The bylaws of Cozzi as in effect at the Effective Time shall be and constitute the bylaws of the Surviving Corporation until amended or changed in accordance with applicable law; and

                      (c) The officers and directors of the Surviving Corporation shall be as follows:

                               Directors:       T. Benjamin Jennings
                                                Frank J. Cozzi
                                                Gerard M. Jacobs
                                                Albert A. Cozzi

                               Officers:        Frank J. Cozzi - President

              1.4 CONVERSION FORMULA. At the Effective Time, each Cozzi Share, issued and outstanding at and as of the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, shall be converted into 105,747 shares of MTLM Shares, and a right to receive $55,172.41 per share payable upon the shareholder's surrender of his stock certificate(s), subject to adjustment as provided for in Section 1.8. None of the equity securities of the Company held in the Company's treasury at the Effective Time shall be converted into MTLM Shares and the right to receive a cash payment. At the Effective Time of the Merger, all of such equity securities of the Company shall be canceled.

              1.5 CONVERSION OF MERGER SUB SHARES. At and as of the Effective Time, by virtue of the Merger and without any further action on the part of MTLM, each share of no par value common stock of Mergeco issued and outstanding to MTLM immediately prior to the Effective Time shall by virtue of the Merger be converted into one share of common stock of the Surviving Corporation.

              1.6 EXCHANGE OF CERTIFICATES; PAYMENT OF MERGER CONSIDERATION. At the closing, the Shareholders shall surrender to MTLM their stock certificates representing their Cozzi Shares. Upon receipt of the stock certificates, MTLM shall cancel such stock certificates and MTLM shall promptly pay the cash portion of the Merger consideration and issue a certificate representing the MTLM Shares into which such Cozzi Shares previously represented by the surrendered certificate shall have been converted at the Effective Time; provided, however, MTLM shall withhold from each Shareholder his pro-rata portion of 1,150,000 MTLM Shares (collectively, the "ESCROW SHARES") and shall deliver a certificate representing the Escrow Shares to an escrow agent acceptable to MTLM and the Shareholders (the "ESCROW AGENT"). The Escrow Agent shall hold the Escrow Shares in escrow pursuant to an escrow agreement in the form attached hereto as Exhibit A (the "ESCROW AGREEMENT"). Until so surrendered, the certificates representing the Cozzi Shares shall, at and after the Effective Time, be deemed for all purposes to represent and evidence only the right to receive the per share consideration set forth in Section 1.4, for each share represented by such certificates, and no interest shall be paid or accrued on such amount and the holders of such Cozzi stock certificates shall cease to have any rights as common shareholders of the Company.

              1.7 THE CLOSING. The Closing of the Merger (the "CLOSING") shall take place as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in Articles VII and VIII (the "CLOSING DATE"), at the offices of MTLM's counsel in Chicago, Illinois, or such other place as the parties may otherwise agree.

              1.8 ESTATE OF JAMES H. COZZI ADJUSTMENT. The consideration set forth in Section 1.4 shall be decreased for any payments made by the Company between the date hereof and the Closing Date or required to be made by the Company or MTLM after the Closing Date of (i) "Additional Consideration" due under that certain Sales Agreement dated June 25, 1996 by and between Irene Cozzi, as executor of the estate of James H. Cozzi, and the Company (the "JAMES H. COZZI SALES AGREEMENT"), or (ii) any other amounts payable pursuant to the James H. Cozzi Sales Agreement or any other documents or instruments executed in connection therewith in excess of the amount reflected on the Company's Current Balance Sheet. The parties hereto shall make such appropriate adjustments to the cash and non- cash portion of the Merger consideration that reasonably reflect the amount and type of settlement paid to the estate of James H. Cozzi, as mutually agreed to by the parties hereto.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                    OF MTLM

              As a material inducement to the Company and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, MTLM makes the following representations and warranties to the Company and the Shareholders:

              2.1 CORPORATE STATUS. MTLM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MTLM has the requisite power and authority to own or lease its property and to carry on its business as now being conducted. MTLM is legally qualified to transact business as a foreign corporation in all jurisdictions where the nature of its property and the conduct of its business requires such qualification and is in good standing in each of the jurisdictions in which it is so qualified, except where the failure to so qualify would not have a Material Adverse Effect on MTLM. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of MTLM. Each entity listed as a subsidiary of MTLM on Schedule 2.8 hereto (each a "MTLM SUBSIDIARY" and collectively the "MTLM SUBSIDIARIES") is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each MTLM Subsidiary has the requisite power and authority to own or lease its property and to carry on its business as now being conducted. Each MTLM Subsidiary is legally qualified to transact business as a foreign corporation in all jurisdictions where the nature of its property and the conduct of its business requires such qualification (all of which jurisdictions are listed on Schedule 2.1) and is in good standing in each of the jurisdictions in which it is so qualified. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of any MTLM Subsidiary. MTLM owns all of the issued and outstanding capital stock of each MTLM Subsidiary.

              2.2 CORPORATE POWER AND AUTHORITY. MTLM has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and will have, at the time of Closing, the corporate power and authority to consummate the transactions contemplated hereby. MTLM has taken all action necessary by its board of directors to authorize its execution and delivery of this Agreement and the performance of its obligations hereunder and will have, at the time of Closing, taken all actions necessary (including stockholder approval) to authorize the consummation of the transactions contemplated hereby.

              2.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by MTLM and constitutes a legal, valid and binding obligation of MTLM, enforceable against MTLM in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

              2.4 NO COMMISSIONS. Neither MTLM nor any MTLM Subsidiary has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

              2.5 RECORDS. The copies of the respective articles of incorporation and bylaws of MTLM which were provided to the Shareholders are true, accurate and complete and reflect all amendments made through the date of this Agreement. The minute books for MTLM provided to the Shareholders for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all corporate actions of the shareholders and directors (and any committees thereof) of MTLM taken by written consent or at a meeting since incorporation. All material corporate actions taken by MTLM have been duly authorized or ratified. All accounts, books, ledgers and official and other records of MTLM have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein. The stock ledgers of MTLM, as previously provided to the Shareholders, or as reflected in Schedule 2.6, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of MTLM.

              2.6 CAPITALIZATION. Schedule 2.6 sets forth, with respect to MTLM, (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock, and (iii) the number of shares of each class of its capital stock which are held in treasury. All of the issued and outstanding shares of capital stock of MTLM and each MTLM Subsidiary (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the shares of capital stock of MTLM or any MTLM Subsidiary, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. Except as set forth on Schedule 2.6, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require MTLM or any MTLM Subsidiary to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to MTLM or any MTLM Subsidiary. Except as set forth on
     Schedule 2.6, there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of MTLM or any MTLM Subsidiary. Neither MTLM nor any MTLM Subsidiary is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

              2.7 NO VIOLATION. Except as set forth on Schedule 2.7 and any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR ACT"), the execution and delivery of this Agreement by MTLM, the performance by it of its obligations hereunder and the consummation of the transactions contemplated by this Agreement will not (i) contravene any provision of the certificate of incorporation or bylaws of MTLM, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against MTLM; (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against MTLM, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of MTLM, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except the SEC or other filings required to be made by MTLM.

              2.8 MTLM SUBSIDIARIES. Except as set forth on Schedule 2.8, MTLM does not own, directly or indirectly, more than fifty percent (50%) of any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity. In addition, Schedule 2.8 lists every other business entity in which MTLM or its MTLM Subsidiaries has any ownership interest. Except as set forth on Schedule 2.8, MTLM does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, arising from its interest in the entities set forth on such schedule.

              2.9 FINANCIAL STATEMENTS. MTLM has delivered to the Shareholders (i) the consolidated financial statements of MTLM as of October 31, 1995 and 1994, including the notes thereto, audited by Price Waterhouse L.L.P. and (ii) the March 31, 1997 unaudited consolidated financial statements of MTLM (collectively, the "MTLM FINANCIAL STATEMENTS"), copies of which are attached as Schedule 2.9 hereto. The balance sheet dated as of March 31, 1997 included in the MTLM Financial Statements is referred to herein as the "MTLM CURRENT BALANCE SHEET". The MTLM Financial Statements fairly present the combined and consolidated financial position of MTLM and the MTLM Subsidiaries at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The books and records of MTLM and each MTLM Subsidiary fully and fairly reflect the transactions, properties, assets and liabilities of MTLM and each MTLM Subsidiary. Unless noted therein, there are no material special or non-recurring items of income or expense during the periods covered by the MTLM Financial Statements, and the balance sheets included in the MTLM Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto or otherwise in accordance with GAAP. The MTLM Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

              2.10 LIABILITIES. Except as set forth in the SEC Filings or on Schedule 2.10, neither MTLM nor any MTLM Subsidiary has any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except
     (i) to the extent reflected or taken into account in the MTLM Current Balance Sheet (and the notes thereto) and not heretofore paid or discharged, (ii) to the extent specifically set forth in or incorporated by express reference in any of the Schedules attached hereto,

     (iii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the MTLM Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (iv) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate, and (v) liabilities incurred in the ordinary course of business prior to the date of the MTLM Current Balance Sheet which, in accordance with GAAP consistently applied, were not recorded thereon. For purposes of this Agreement, the phrase "IN THE ORDINARY COURSE OF BUSINESS" (or words having similar meaning) used in reference to MTLM's business, shall be deemed to include all of MTLM's activities relating to acquiring businesses in the scrap metal industry, and all related financing or borrowing activities, including issuing additional MTLM Shares, notes, debentures or other securities.

              2.11 LITIGATION. Except as set forth on Schedule 2.11, there is no action, suit, or other legal or administrative proceeding or governmental investigation, pending or, to the best of MTLM's knowledge, threatened, anticipated or contemplated against, by or affecting MTLM or any MTLM Subsidiary or any of their properties or assets, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which MTLM or any MTLM Subsidiary is or was a party which have not been complied with in full or which continue to impose any material obligations on MTLM or any MTLM Subsidiary.

              2.12    COMPLIANCE WITH LAWS.

                      (a) Except as set forth in the SEC Filings, MTLM and each MTLM Subsidiary is in material compliance with all laws, regulations and orders applicable to it, its respective business and operations (as currently conducted) and its properties and assets (in each case currently owned or used by it). Except as set forth in the SEC Filings or on
     Schedule 2.12, neither MTLM nor any MTLM Subsidiary has been cited, fined or otherwise notified of any present material failure to comply with any material laws, regulations or orders and no proceeding with respect to any such material violation is pending or, to the best of MTLM's knowledge, threatened.

                      (b) Neither MTLM nor any MTLM Subsidiary has made any payment of funds in connection with its business which is prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law.

                      (c) MTLM and each MTLM Subsidiary is in material compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the "IMMIGRATION ACT"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of MTLM for whom compliance with the Immigration Act as employer is required, to the best of MTLM's knowledge, MTLM and each MTLM Subsidiary has on file a true, accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records,documents or other papers prepared, procured and/or retained by MTLM and each MTLM Subsidiary pursuant to the Immigration Act. Neither MTLM nor any MTLM Subsidiary has been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or threatened against it, by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

                      (d) Except as fully described in the SEC Filings or on Schedule 2.12, neither MTLM nor any MTLM Subsidiary is subject to any Contract, decree or injunction which restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

              2.13 PERMITS. MTLM and each MTLM Subsidiary possess all material licenses and required governmental or official approvals, permits or authorizations (collectively, the "PERMITS") for its business and operations, including the operation of its properties (whether owned or leased). All such Permits are valid and in full force and effect, MTLM and each MTLM Subsidiary is in material compliance with the requirements thereof, and no proceeding is pending or threatened to revoke or amend any of them. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

              2.14 CONTRACTS. The SEC Filings set forth a list of each Contract which is required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K (the "DISCLOSED CONTRACTS"), true and correct copies of which have been provided to the Company. Except as set forth in the SEC Filings or on Schedule 2.14 no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a material default by MTLM or any MTLM Subsidiary under any Disclosed Contract, and no such event has occurred which constitutes or would constitute a material default by any other party. Neither MTLM nor any MTLM Subsidiary is subject to any material liability or payment resulting from renegotiation of amounts paid it under any Disclosed Contract.

              2.15    GOOD TITLE TO AND CONDITION OF ASSETS.

                      (a) Except as set forth on Schedule 2.15, MTLM and each MTLM Subsidiary has good and marketable title to all of its respective MTLM Assets (as hereinafter defined), free and clear of any Liens or restrictions on use. For purposes of this Agreement, the term "MTLM ASSETS" means all of the properties and assets of MTLM and its MTLM Subsidiaries, other than owned real property and leased real property, whether personal or mixed, tangible or intangible, wherever located.

                      (b) To the best of MTLM's knowledge, the MTLM Fixed Assets (as hereinafter defined) currently in use or necessary for the business and operations of MTLM and its MTLM Subsidiaries are in good operating condition, normal wear and tear excepted, and have been maintained in accordance with sound industry practices. For purposes of this Agreement, the term "MTLM FIXED ASSETS" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures used by or located on the premises of MTLM or any MTLM Subsidiary or set forth on the MTLM Current Balance Sheet or acquired by MTLM or any MTLM Subsidiary since the date of the MTLM Current Balance Sheet.

              2.16    LABOR AND EMPLOYMENT MATTERS.  Except as set forth on
     Schedule 2.16, neither MTLM nor any MTLM Subsidiary is a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there have been no efforts by any labor union during the 24 months prior to the date hereof to organize any employees of MTLM or any MTLM Subsidiary into one or more collective bargaining units. There is no pending, or to the best of MTLM's knowledge, threatened labor dispute, strike or work stoppage which affects or which may affect the business of MTLM or any MTLM Subsidiary which may interfere with its continued operations. Neither MTLM nor any MTLM Subsidiary has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the best of MTLM's knowledge, threatened charge or complaint against MTLM or any MTLM Subsidiary by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of MTLM or any MTLM Subsidiary during the 24 months prior to the date hereof. MTLM is not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with MTLM or any MTLM Subsidiary as a result of this Agreement or otherwise; provided, that there may be transitioning of responsibilities as a result of Albert A. Cozzi assuming the position of Chief Operating Officer of MTLM. MTLM and each MTLM Subsidiary has complied in all material respects with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act and the Worker Adjustment and Retraining Notification Act of 1988.

              2.17 TAX MATTERS. Except as set forth in Schedule 2.17 hereto, all Tax Returns required to be filed prior to the date hereof with respect to MTLM, the MTLM Subsidiaries or any of their income, properties, franchises or operations have been filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes due and payable by or with respect to MTLM and the MTLM Subsidiaries have been paid or accrued on the MTLM Current Balance Sheet or will be accrued on its books and records as of the Closing. Except as set forth in Schedule 2.17 hereto: (i) with respect to each taxable period of MTLM and each MTLM Subsidiary after January 1, 1992, no taxable period has been audited by the relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority; (iii) neither MTLM nor any MTLM Subsidiary has consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) neither MTLM nor any MTLM Subsidiary has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or threatened against or with respect to MTLM or any MTLM Subsidiary regarding Taxes; (vi) neither MTLM nor any MTLM Subsidiary has made an election or filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE") (or any corresponding provision of state, local or foreign law) on or prior to the Closing Date; (vii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of MTLM or any MTLM Subsidiary; (viii) neither MTLM nor any MTLM Subsidiary will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (B) as a result of any "CLOSING AGREEMENT," as described in
     Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (ix) neither MTLM nor any MTLM Subsidiary is a party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (x) there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to MTLM or any MTLM Subsidiary with respect to any period on or before the Closing Date; (xi) neither MTLM nor any MTLM Subsidiary has made any payments, and is or will not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law); (xii) neither MTLM nor any MTLM Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law); (xiii) no claim has ever been made by a taxing authority in a jurisdiction where MTLM or a MTLM Subsidiary, as the case may be, does not file Tax Returns that is or may be subject to Taxes assessed by such jurisdiction; (xiv) MTLM and the MTLM Subsidiaries do not have any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xv) true, correct and complete copies of all income and sales Tax Returns filed by or with respect to MTLM and the MTLM Subsidiaries for the past two years have been furnished or made available to the Shareholders; and (xvi) MTLM and the MTLM Subsidiaries will not be subject to any Taxes pursuant to Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law) for the period ending at the Closing Date for any period for which a Tax Return has not been filed.

              2.18 RECEIVABLES. All of the MTLM Receivables (as hereinafter defined) are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of MTLM and the MTLM Subsidiaries. Except as set forth on Schedule 2.18, all of the MTLM Receivables are good and collectible receivables, and will be collected in full in accordance with the terms of such receivables (and in any event within six months following the Closing), without set off or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the MTLM Current Balance Sheet as reasonably adjusted since the date of the MTLM Current Balance Sheet in the ordinary course of business consistent with past practice. For purposes of this Agreement, the term "MTLM RECEIVABLES" means all receivables of MTLM and the MTLM Subsidiaries, including all trade account receivables arising from the provision of services or sale of inventory but excluding notes receivable, and insurance proceeds receivable.

              2.19 SEC FILINGS; ACCURACY OF INFORMATION FURNISHED BY MTLM. Except as set forth on Schedule 2.19, MTLM has made all filings required to be made by it with the SEC. No representation, statement or information made or furnished by MTLM to the Shareholders or any of the Shareholders' representatives, including those contained in this Agreement, and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by MTLM and the MTLM Subsidiaries or made in the SEC Filings, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading in light of the circumstances in which they were made.
     MTLM has provided the Shareholders with true, accurate and complete copies of all documents listed or described in the SEC Filings or on the various Schedules attached hereto.

              2.20 INVENTORY. All MTLM Assets that consist of inventory (including raw materials and work-in-progress): (i) were acquired in the ordinary course of business consistent with past practice; (ii) are, in the aggregate, of a quality, quantity, and condition useable or saleable in the ordinary course of business within MTLM and the MTLM Subsidiaries' normal inventory turnover experience; and (iii) are valued at the lower of cost or net realizable market value. Neither MTLM nor any MTLM Subsidiary has any material liability with respect to the return or repurchase of any goods in the possession of any customer.

              2.21    RESTRICTIONS.    Schedule 2.21 sets forth a list of all
     non-competition, non-solicitation, confidentiality and other restrictive covenants to which MTLM and/or any MTLM Subsidiary is a party or otherwise bound. Except as set forth on Schedule 2.21, there are no contracts or other conditions, circumstances, events or agreements which would in any way limit or restrict the rights of MTLM, MTLM's Affiliates, or the MTLM Subsidiaries from engaging in any business anywhere in the world.

              2.22    FULL DISCLOSURE.  No statement by MTLM contained in this
     Article II, the SEC Filings and the Schedules hereto or any written statement or certificate furnished to the Shareholders as of its respective date contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially and adversely misleading in light of the circumstances under which they were made.

              2.23 NO MATERIAL ADVERSE CHANGE. Since March 31, 1997, there has been no Material Adverse Change in the assets, liabilities, business or financial condition of MTLM or a Material Adverse Effect on the ability of MTLM to consummate the transactions contemplated hereby. For purposes of this Section 2.23 and Section 8.8, a "MATERIAL ADVERSE CHANGE" or a "MATERIAL ADVERSE EFFECT" shall not include (i) the acquisition of or agreement to acquire any companies or the assets of any companies; (ii) the termination of any agreement to acquire or the unwind or sale of any companies or the assets of any companies; (iii) the employment of any executive officers; (iv) the placement of, or entering into or termination of any agreement to place, any debt or equity securities of MTLM; (v) any change in the trading price of the MTLM Shares; or (vi) any change in the Board of Directors of MTLM.

              2.24    ENVIRONMENTAL MATTERS.  Except as set forth on Schedule
     2.24:

                      (a) To the best of MTLM's knowledge, MTLM and each MTLM Subsidiary is in material compliance with all Environmental, Health and Safety Laws (as defined herein) governing its business, operations, properties and assets. Neither MTLM nor any MTLM Subsidiary is currently liable for any penalties, fines or forfeitures for failure to comply with any Environmental, Health and Safety Laws.

                      (b) MTLM and each MTLM Subsidiary has obtained, or caused to be obtained, and to the best of the MTLM's knowledge, is in material compliance with, all applicable and material licenses, certificates, permits, approvals and registrations required by the Environmental, Health and Safety Laws (collectively "LICENSES"). Copies of such Licenses have been made available to the Shareholders. There are no administrative or judicial investigations, notices, claims or other proceedings pending or threatened by any Governmental Authority or third parties against MTLM or any MTLM Subsidiary, their respective businesses, operations, properties, or assets, which question the validity or entitlement of MTLM or any MTLM Subsidiary to any License wherein an unfavorable decision, ruling or finding could have a Material Adverse Effect on MTLM or any MTLM Subsidiary.

                      (c) Neither MTLM nor any MTLM Subsidiary has received or is aware of any non-compliance order, warning letter, investigation, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending or threatened against or involving MTLM or any MTLM Subsidiary, issued by any Governmental Authority or third party with respect to any Environmental, Health and Safety Laws, which has not been resolved to the satisfaction of the issuing Governmental Authority or third party and which could have a Material Adverse Effect on MTLM or any MTLM Subsidiary.

                      (d) To the best of the MTLM's knowledge, neither MTLM nor any MTLM Subsidiary has generated, manufactured, used, transported, transferred, stored, handled, treated, Discharged, Released or disposed of, nor has it allowed or arranged for any third parties to generate, manufacture, use, transport, transfer, store, handle, treat, Discharge, Release or dispose of, Hazardous Substances or other Waste (as defined herein) to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such generation, manufacture, use, transportation, transfer, storage, treatment, spillage, leakage, dumping, Discharge, Release or disposal in material contravention of any Environmental, Health and Safety Laws. To the best of the MTLM's knowledge, neither MTLM nor any MTLM Subsidiary has generated, manufactured, used, stored, handled, treated, Discharged, Released or disposed of, or allowed or arranged for any third parties to generate, manufacture, use, store, handle, treat, spill, leak, dump, discharge, release or dispose of, any material quantities of Hazardous Substances or other waste upon property currently or previously owned or leased by it, except as permitted by law. For purposes of this Agreement, the term "HAZARDOUS SUBSTANCES" means any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, metals, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental, Health and Safety Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Health and Safety Laws. For purposes of this Agreement, the term "WASTE" means agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, used oils, white goods, and yard trash.

                      (e) To the best of MTLM's knowledge, neither MTLM nor any MTLM Subsidiary has caused, nor allowed to be caused or permitted, either by action or inaction, a Release or Discharge, or threatened Release or Discharge, of any material quantity of Hazardous Substance on, into or beneath the surface of any parcel of the MTLM Owned Properties or the MTLM Leased Premises or to any properties adjacent thereto which would
     have a Material Adverse Effect on MTLM or the MTLM Subsidiaries.   To the
     best of MTLM's knowledge, there has not occurred, nor is there presently occurring, a Release or Discharge, or, threatened Release or Discharge, of any material quantity of Hazardous Substances on, into or beneath the surface of any parcel of the MTLM Owned Properties or the MTLM Leased Premises or to any properties adjacent thereto which would have a Material Adverse Effect on MTLM or the MTLM Subsidiaries. For purposes of this Agreement, the terms "RELEASE" and "DISCHARGE" shall have the meanings given them in the Environmental, Health and Safety Laws.

                      (f) To the best of MTLM's knowledge, neither MTLM nor any MTLM Subsidiary has generated, handled, manufactured, treated, stored, used, shipped, transported, transferred, or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, ship, transport, transfer or dispose of, any Hazardous Substances or other Waste to or at a site which, pursuant to CERCLA or any similar state law has been placed or been proposed for placement on the National Priorities List or its state equivalent. Neither MTLM nor any MTLM Subsidiary has received notice, and neither MTLM nor any MTLM Subsidiary has knowledge of any facts which could give rise to any notice, that MTLM or any MTLM Subsidiary is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under Environmental Health and Safety Laws. Neither MTLM nor any MTLM Subsidiary has submitted or was required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the MTLM Leased Premises or the MTLM Owned Properties. Neither MTLM nor any MTLM Subsidiary has received any written request for information in connection with any federal or state environmental cleanup site, or in connection with any of the real property or premises where MTLM or any MTLM Subsidiary has transported, transferred or disposed of other Wastes. Neither MTLM nor any MTLM Subsidiary has been required to or has undertaken any response or remedial actions or clean-up actions of any kind at the request of any Governmental Authorities or at the request of any other third party. To the best of MTLM's knowledge, neither MTLM nor any MTLM Subsidiary has any material liability under any Environmental, Health and Safety Laws for personal injury, property damage, natural resource damage, or clean up obligations.

                      (g) To the best of MTLM's knowledge, there are no Aboveground Storage Tanks or Underground Storage Tanks on the MTLM Owned Properties or the MTLM Leased Premises. For purposes of this Agreement, the terms "ABOVEGROUND STORAGE TANKS" and "UNDERGROUND STORAGE TANKS" shall have the meanings given them in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks or Underground Storage Tanks.

                      (h) Schedule 2.24 identifies (i) all material environmental audits, assessments or occupational health studies, of which MTLM is aware, undertaken by MTLM, the MTLM Subsidiaries or their agents, or by any Governmental Authority, or by any third party, relating to or affecting MTLM, the MTLM Subsidiaries or any of the MTLM Leased Premises or the MTLM Owned Properties; and (ii) all material citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting MTLM or any MTLM Subsidiary or any of the MTLM Leased Premises or the MTLM Owned Properties.

                      (i) Schedule 2.24 contains a list of the assets of MTLM and the MTLM Subsidiaries which have been confirmed to contain "ASBESTOS" or "ASBESTOS-CONTAINING MATERIAL" (as such terms are identified under the Environmental, Health and Safety Laws). MTLM and each of the MTLM Subsidiaries has operated and continues to operate in material compliance with all Environmental, Health and Safety Laws governing the handling, use and exposure to and disposal of asbestos or asbestos-containing materials. There are no claims, actions, suits, governmental investigations or proceedings before any Governmental Authority or third party pending, or threatened against or directly affecting MTLM, the MTLM Subsidiaries, or any of their respective assets or operations relating to the use, handling or exposure to and disposal of asbestos or asbestos-containing materials in connection with their assets and operations.

                      (j) As used in this Agreement, "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, the United States Department of Transportation Table (49 CFR 172, 101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601, et seq. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq. (hereinafter, collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. Section 1311, et seq.; the Clean Air Act, as amended (42 U.S.C. Section 7401-7642); Toxic Substances

     Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. Section 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. Section 11001, et seq. (Title III of SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq. ("OSHA"); any similar state statute, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree.

                      (k) Schedule 2.24 identifies the operations and activities, and locations thereof, which have been conducted and are being conducted by MTLM or any MTLM Subsidiary on any of the MTLM Owned Properties or the MTLM Leased Premises which have involved the generation, accumulation, storage, treatment, transportation, labeling, handling, manufacturing, use, spilling, leaking, dumping, discharging, release or disposal of any material quantities of Hazardous Substances.

                      (l) To the best of MTLM's knowledge, none of the MTLM Owned Properties or MTLM Leased Premises presently includes, or has been constructed upon, any "WETLANDS" as defined under applicable Environmental, Health and Safety Laws.

                      (m) As used in this Section 2.24, the term "MTLM" is deemed to refer to MTLM or any of the MTLM Subsidiaries.

                      (n) As used in Section 2.24, the terms "MTLM OWNED PROPERTIES" and "MTLM LEASED PREMISES" are deemed to refer only to the properties currently owned or leased by MTLM.

              2.25    EMPLOYEE BENEFIT PLANS.

                      (a) Compliance with Law. With respect to each MTLM Employee Benefit Plan (as defined below) (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, the Employee Retirement Income and Security Act of 1974, as amended ("ERISA") and the Code; (ii) no actions, suits, claims or disputes are pending or, to the best of MTLM's knowledge, threatened; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "PROHIBITED TRANSACTION" which could give rise to any material liability of MTLM or any MTLM Subsidiary has occurred within the meaning of the applicable provisions of ERISA or the Code. As used in this
     Section 2.25, MTLM Employee Benefit Plan means any employee benefit plan or arrangement of MTLM and each MTLM Subsidiary, including but not limited to employee pension benefit plans, as defined in Section 3(2) of ERISA, multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of MTLM or any MTLM Subsidiary participate.

                      (b) Multiemployer Plans. With respect to any multiemployer plan, as described in Section 4001(a)(3) of ERISA ("MPPA PLAN") (i) all contributions required to be made with respect to employees of MTLM or any MTLM Subsidiary have been timely paid; (ii) neither MTLM nor any MTLM Subsidiary has incurred or is expected to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the transactions contemplated by the Agreement or otherwise); (iii) Schedule 2.25 sets forth (A) the withdrawal liability under ERISA to each MPPA Plan, (B) the date as of which such amount was calculated, and (C) the method for determining the withdrawal liability; and (iv) no such plan is (or is expected to be) insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist with respect to any such plan.

                      (c)      Welfare Plans.  Other than as disclosed in
     Schedule 2.25, (i) neither MTLM nor any MTLM Subsidiary is obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("WELFARE PLAN"), whether or not disclosed in Schedule 2.25, to provide medical or death benefits with respect to any employee or former employee of MTLM, any MTLM Subsidiary or their predecessors after termination of employment, other than as required by Section 4980B of the Code; (ii) MTLM and each MTLM Subsidiary have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code, and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and, will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual.

              2.26 INSURANCE. MTLM and each MTLM Subsidiary is covered by valid, outstanding and enforceable policies of insurance issued to it by reputable insurers covering its properties, assets and businesses against risks of the nature normally insured against by businesses in the same or similar lines of business and in coverage amounts typically and reasonably carried by such businesses (the "MTLM INSURANCE POLICIES"), provided, however, MTLM and the MTLM Subsidiaries generally do not insure their machinery and equipment except as MTLM or the MTLM Subsidiaries may be required to insure such assets by third party lenders or lessors. Such MTLM Insurance Policies are in full force and effect, and all premiums due thereon have been paid. As of the Closing Date each of the MTLM Insurance Policies will be in full force and effect. None of the MTLM Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. MTLM and each MTLM Subsidiary has complied with the provisions of such MTLM Insurance Policies. Schedule 2.26 contains (i) a complete and correct list of all MTLM Insurance Policies and all amendments and riders thereto (copies of which have been provided to the Shareholders) and (ii) a detailed description of each pending claim under any of the MTLM Insurance Policies for an amount in excess of $50,000 that relates to loss or damage to the properties, assets or businesses of MTLM or any MTLM Subsidiary. Neither MTLM nor any MTLM Subsidiary has failed to give, in a timely manner, any notice required under any of the MTLM Insurance Policies to preserve its rights thereunder.

              2.27 REAL ESTATE. Attached hereto as Schedule 2.27(a) are true and correct copies of all schedules listing each parcel of real property owned (the "MTLM OWNED PROPERTIES") or leased (the "MTLM LEASED PROPERTIES") by MTLM or the MTLM Subsidiaries that were given to MTLM in connection with MTLM's acquisition of (i) HouTex; (ii) MacLeod; (iii) Reserve; and (iv) EMCO, together with the corresponding representations and warranties contained in the respective purchase agreements. Other than (i) the properties listed in such schedules, (ii) MTLM principal office located at 500 N. Dearborn Street, and (iii) the properties listed on Schedule 2.27(b), MTLM and the MTLM Subsidiaries do not own or lease any parcel of property. To the best of MTLM's knowledge, nothing has occurred since the respective closing dates of the acquisitions of (i) HouTex (ii) MacLeod (iii) Reserve and (iv) EMCO to cause the representations and warranties contained in the respective purchase agreements to become inaccurate in any material respects.

              2.28 CONDUCT OF BUSINESS SINCE MARCH 31, 1997. Except as set forth on Schedule 2.28, MTLM between March 31, 1997 and the date of this Agreement has conducted the businesses of MTLM and each MTLM Subsidiary only in the ordinary course of business, consistent with past practice.
     By way of amplification and not limitation, except as set forth on
     Schedule 2.28, the SEC Filings, or as otherwise contemplated by this Agreement neither MTLM nor any MTLM Subsidiary has directly or indirectly, done or agreed to do any of the following:

                      (a) amended or otherwise changed its charter or bylaws;

                      (b) issued, sold, pledged, disposed of, granted, encumbered, or authorized the issuance, sale, pledge, disposition, grant or encumbrance of (i) with respect to MTLM or any MTLM Subsidiary, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of it, or, (ii) any of their respective assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

                      (c) increased the compensation payable or to become payable to its respective officers or directors, or, except as presently bound to do, granted any severance or termination pay to, or entered into any employment or severance agreement with, any of its respective directors or officers, or established, adopted, entered into or amended or took any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                      (d) taken any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures; or

                      (e) (i) acquired (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof of any assets, or made any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other Person, (ii) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed or otherwise as an accommodation became responsible for, the obligations of any Person, or made any loans or advances, or (iii) entered into any Contract other than in the ordinary course of business, consistent with past practice.


                                 ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                                  OF MERGECO

              As a material inducement to the Company and the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, MTLM and Mergeco jointly and severally make the following representations and warranties to the Company and the Shareholders:

              3.1 CORPORATE STATUS. Mergeco is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois.

              3.2 CORPORATE POWER AND AUTHORITY. Mergeco has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and will have, at the time of Closing, the corporate power and authority to consummate the transactions contemplated hereby. Mergeco has taken all action necessary to authorize its execution and delivery of this Agreement and the performance of its obligations hereunder and will have, at the time of Closing, taken all actions necessary to authorize the consummation of the transactions contemplated hereby.

              3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by Mergeco and constitutes a legal, valid and binding obligation of Mergeco, enforceable against Mergeco in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

              3.4 NO VIOLATION. Except for any applicable requirements of the HSR Act, the execution and delivery of this Agreement by Mergeco, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement will not (i) contravene any provision of the articles of incorporation or bylaws of Mergeco, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Mergeco, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Mergeco, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Mergeco, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except the Secretary of State of the State of Illinois, or the SEC or other filings required to be made by MTLM.

              3.5 NO COMMISSIONS. Mergeco has incurred no obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

              3.6 MERGECO CAPITALIZATION. Mergeco's authorized capital stock consists of one thousand (1000) shares of common stock, no par value, of which one hundred (100) shares are issued and outstanding all of which are validly issued, fully paid and non-assessable. Except for this Agreement, there are no options, warrants, preemptive rights, conversion privileges or other contracts which give any Person the right to acquire any capital stock of Mergeco or any interest therein. MTLM is the beneficial and record owner of all of the outstanding shares of common stock of Mergeco, free and clear of all Liens.

              3.7 BUSINESS ACTIVITY. Mergeco has not engaged in any business activity of any nature prior to the date of this Agreement.


                                  ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                        THE SHAREHOLDERS AND THE COMPANY

              As a material inducement to MTLM to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholders and the Company hereby jointly and severally make the following representations and warranties to MTLM:

              4.1 CORPORATE STATUS. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. The Company has the requisite power and authority to own or lease its property and to carry on its business as now being conducted. The Company is legally qualified to transact business as a foreign corporation in all jurisdictions where the nature of its property and the conduct of its business requires such qualification (all of which jurisdictions are listed on Schedule 4.1) and is in good standing in each of the jurisdictions in which it is so qualified, except where the failure to so qualify would not have a Material Adverse Effect on the Company. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of the Company. Each entity listed as a subsidiary of the Company on Schedule 4.8 hereto (each a "SUBSIDIARY" and collectively the "SUBSIDIARIES") is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each Subsidiary has the requisite power and authority to own or lease its property and to carry on its business as now being conducted. Each Subsidiary is legally qualified to transact business as a foreign corporation in all jurisdictions where the nature of its property and the conduct of its business requires such qualification (all of which jurisdictions are listed on Schedule 4.1) and is in good standing in each of the jurisdictions in which it is so qualified. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of any Subsidiary. Except as set forth on
     Schedule 4.8, the Company owns all of the issued and outstanding capital stock of each Subsidiary.

              4.2 POWER AND AUTHORITY. The Company has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its respective obligations hereunder and the consummation of the transactions contemplated hereby. Each of the Shareholders is a resident of the State of Illinois and has the requisite competence to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby.

              4.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by the Company and each of the Shareholders and constitutes the legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

              4.4 CAPITALIZATION. Schedule 4.4 sets forth, with respect to the Company and each Subsidiary, (i) the number of authorized shares of each class of its capital stock, (ii) the number of issued and outstanding shares of each class of its capital stock, and (iii) the number of shares of each class of its capital stock which are held in treasury. All of the issued and outstanding shares of capital stock of the Company and each Subsidiary (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the shares of capital stock of the Company or any Subsidiary, and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Company or any Subsidiary to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock).

     Except as set forth on Schedule 4.4, there are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any Subsidiary. Other than pursuant to the James H. Cozzi Sales Agreement, there are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the capital stock of the Company or any Subsidiary. Neither the Company nor any Subsidiary is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

              4.5 SHAREHOLDERS OF THE COMPANY. Schedule 4.5 sets forth, with respect to the Company, (i) the name, address and federal taxpayer identification number of, and the number of outstanding shares of each class of its capital stock owned by, each shareholder of record as of the close of business on the date of this Agreement; and (ii) the name, address and federal taxpayer identification number of, and number of shares of each class of its capital stock beneficially owned by, each beneficial owner of outstanding shares of capital stock (to the extent that record and beneficial ownership of any such shares are different). The Shareholders are the holders of all issued and outstanding shares of capital stock of the Company, and the Shareholders own such shares as set forth on Schedule 4.5, free and clear of all Liens, restrictions and claims of any kind, except as set forth on Schedule 4.5. Such shares are not subject to any voting trust agreement, proxy or other Contract.

              4.6 NO VIOLATION. Except as set forth on Schedule 4.6 and any applicable requirements of the HSR Act, the execution and delivery of this Agreement by the Company and the Shareholders, the performance by each of them of their respective obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (i) contravene any provision of the articles of incorporation or bylaws of the Company, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company or the Shareholders; (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against the Company or the Shareholders, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of the Company, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except the Secretary of State of the State of Illinois.

              4.7 RECORDS. The copies of the respective articles of incorporation and bylaws of the Company which were provided to MTLM are true, accurate and complete and reflect all amendments made through the date of this Agreement. The minute books for the Company provided to MTLM for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all corporate actions of the shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting since incorporation. All material corporate actions taken by the

     Company have been duly authorized or ratified. All accounts, books, ledgers and official and other records of the Company have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein. The stock ledgers of the Company, as previously provided to MTLM, contain accurate and complete records of all issuances, transfers and cancellations of shares of the capital stock of the Company.

              4.8 SUBSIDIARIES. Except as set forth on Schedule 4.8, the Company does not own, directly or indirectly, more than fifty percent (50%) of any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity. In addition, Schedule 4.8 lists every other business entity in which the Company or its Subsidiaries has any ownership interest. Except as set forth on Schedule 4.8, the Company does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, arising from its interest in the entities set forth on such schedule.

              4.9 FINANCIAL STATEMENTS. The Shareholders have delivered to MTLM (i) the consolidated financial statements of the Company as of December 31, 1996 and 1995, including the notes thereto, audited by Deloitte & Touche LLP and (ii) the March 31, 1997 unaudited consolidated financial statements of the Company (collectively, the "FINANCIAL STATEMENTS"), copies of which are attached as Schedule 4.9 hereto. The balance sheet dated as of March 31, 1997 included in the Financial Statements is referred to herein as the "CURRENT BALANCE SHEET". The Financial Statements fairly present the combined and consolidated financial position of the Company and the Subsidiaries at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied throughout the periods indicated; provided, however, the parties hereto acknowledge that the March 31, 1997 consolidated financial statements omit footnotes. The books and records of the Company and each Subsidiary fully and fairly reflect the transactions, properties, assets and liabilities of the Company and each Subsidiary. Unless noted therein, there are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements, and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto or otherwise in accordance with GAAP. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

              4.10 CHANGES SINCE THE CURRENT BALANCE SHEET DATE. Except as disclosed in Schedule 4.10, since the date of the Current Balance Sheet, neither the Company nor any Subsidiary has (i) issued any capital stock or other securities; (ii) made any distribution of or with respect to its capital stock or other securities or purchased or redeemed any of its securities; (iii) paid any bonus to or increased the rate of compensation of any of its officers or salaried employees or amended any other terms of employment of such persons; (iv) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice; (v) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practice; (vi) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (vii) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions involving in excess of $100,000 in the aggregate out of the ordinary course of business, except for this Agreement and the transactions contemplated hereby; (viii) suffered any theft, damage, destruction or casualty loss, not covered by insurance and for which a timely claim was filed, in excess of $100,000 in the aggregate; (ix) suffered any extraordinary losses (whether or not covered by insurance); (x) waived, canceled, compromised or released any rights having a value in excess of $100,000 in the aggregate; (xi) made or adopted any change in its accounting practice or policies; (xii) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (xiii) entered into any transaction with any Affiliate other than intercompany transactions in the ordinary course of business consistent with past practice; (xiv) entered into any employment agreement; (xv) terminated, amended or modified any agreement involving an amount in excess of $100,000; (xvi) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice; (xvii) delayed paying any account payable which is due and payable except to the extent being contested in good faith and except in the ordinary course of its business; (xviii) made or pledged any charitable contribution other than in the ordinary course of business consistent with past practice; (xix) entered into any other transaction or been subject to any event which has or may have a Material Adverse Effect on the Company or any Subsidiary; or (xx) agreed to do or authorized any of the foregoing.

              4.11 LIABILITIES. Except as set forth on Schedule 4.11, neither the Company nor any Subsidiary has any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (i) to the extent reflected or taken into account in the Current Balance Sheet and not heretofore paid or discharged, (ii) to the extent specifically set forth in or incorporated by express reference in any of the Schedules attached hereto, (iii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (iv) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate, and (v) liabilities incurred in the ordinary course of business prior to the date of the Current Balance Sheet which, in accordance with GAAP consistently applied, were not recorded thereon. The consolidated net worth of the Company and its Subsidiaries will be no less than $7.5 million as of the Closing Date.

              4.12 LITIGATION. Except as set forth on Schedule 4.12, there is no action, suit, or other legal or administrative proceeding or governmental investigation, pending or, to the best of the Shareholders' knowledge, threatened, anticipated or contemplated against, by or affecting the Company or any Subsidiary or any of their properties or assets, or the Shareholders, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Company or any Subsidiary is or was a party which have not been complied with in full or which continue to impose any material obligations on the Company or any Subsidiary.

              4.13    ENVIRONMENTAL MATTERS.  Except as set forth on Schedule
     4.13:

                      (a) To the best of the Shareholders' knowledge, the Company and each Subsidiary is in material compliance with all Environmental, Health and Safety Laws (as defined herein) governing its business, operations, properties and assets. Neither the Company nor any Subsidiary is currently liable for any penalties, fines or forfeitures for failure to comply with any Environmental, Health and Safety Laws.

                      (b) The Company and each Subsidiary has obtained, or caused to be obtained, and to the best of the Shareholders' knowledge, is in material compliance with, all applicable and material Licenses. Copies of such Licenses have been provided to MTLM. There are no administrative or judicial investigations, notices, claims or other proceedings pending or threatened by any Governmental Authority or third parties against the Company or any Subsidiary, their respective businesses, operations, properties, or assets, which question the validity or entitlement of the Company or any Subsidiary to any License wherein an unfavorable decision, ruling or finding could have a Material Adverse Effect on the Company or any Subsidiary.

                      (c) Neither the Company nor any Subsidiary has received or is aware of any non-compliance order, warning letter, investigation, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending or threatened against or involving the Company or any Subsidiary, issued by any Governmental Authority or third party with respect to any Environmental, Health and Safety Laws, which has not been resolved to the satisfaction of the issuing Governmental Authority or third party and which could have a Material Adverse Effect on the Company or any Subsidiary.

                      (d) To the best of the Shareholders' knowledge, neither the Company nor any Subsidiary has generated, manufactured, used, transported, transferred, stored, handled, treated, Discharged, Released or disposed of, nor has it allowed or arranged for any third parties to generate, manufacture, use, transport, transfer, store, handle, treat, Discharge, Release or dispose of, Hazardous Substances or other Waste (as defined herein) to or at any location other than a site lawfully permitted to receive such Hazardous Substances or other waste for such purposes, nor has it performed, arranged for or allowed by any method or procedure such generation, manufacture, use, transportation, transfer, storage, treatment, spillage, leakage, dumping, Discharge, Release or disposal in material contravention of any Environmental, Health and Safety Laws. To the best of the Shareholders' knowledge, neither the Company nor any Subsidiary has generated, manufactured, used, stored, handled, treated, Discharged, Released or disposed of, or allowed or arranged for any third parties to generate, manufacture, use, store, handle, treat, spill, leak, dump, discharge, release or dispose of, any material quantities of Hazardous Substances or other waste upon property currently or previously owned or leased by it, except as permitted by law.

                      (e) To the best of the Shareholders' knowledge, neither the Company nor any Subsidiary has caused, nor allowed to be caused or permitted, either by action or inaction, a Release or Discharge, or threatened Release or Discharge, of any material quantity of Hazardous Substance on, into or beneath the surface of any parcel of the Owned Properties or the Leased Premises or to any properties adjacent thereto which would have a Material Adverse Effect on the Company and its Subsidiaries. To the best of Shareholders' knowledge, there has not occurred, nor is there presently occurring, a Release or Discharge, or threatened Release or Discharge, of any material quantity of Hazardous Substances on, into or beneath the surface of any parcel of the Owned Properties or the Leased Premises or to any properties adjacent thereto which would have a Material Adverse Effect on the Company and its Subsidiaries.

                      (f) To the best of the Shareholders' knowledge, neither the Company nor any Subsidiary has generated, handled, manufactured, treated, stored, used, shipped, transported, transferred, or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, ship, transport, transfer or dispose of, any Hazardous Substances or other Waste to or at a site which, pursuant to CERCLA or any similar state law has been placed or been proposed for placement on the National Priorities List or its state equivalent. Neither the Company, any Subsidiary nor the Shareholders has received notice, and neither the Company, any Subsidiary nor the Shareholders has knowledge of any facts which could give rise to any notice, that the Company or any Subsidiary is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under Environmental Health and Safety Laws. Neither the Company nor any Subsidiary has submitted or was required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the Leased Premises or the Owned Properties. Neither the Company nor any Subsidiary has received any written request for information in connection with any federal or state environmental cleanup site, or in connection with any of the real property or premises where the Company or any Subsidiary has transported, transferred or disposed of other Wastes. Neither the Company nor any Subsidiary has been required or has undertaken any response or remedial actions or clean-up actions of any kind at the request of any Governmental Authorities or at the request of any other third party. To the best of the Shareholders' knowledge, neither the Company nor any Subsidiary has any material liability under any Environmental, Health and Safety Laws for personal injury, property damage, natural resource damage, or clean up obligations.

                      (g) To the best of the Shareholders' knowledge, there are no Aboveground Storage Tanks or Underground Storage Tanks on the Owned Properties or the Leased Premises.

                      (h) Schedule 4.13 identifies (i) all material environmental audits, assessments or occupational health studies, of which the Company or the Shareholders are aware, undertaken by the Company, the Subsidiaries or their agents, or by the Shareholders, or by any Governmental Authority, or by any third party, relating to or affecting the Company, the Subsidiaries or any of the Leased Premises or the Owned Properties; and (ii) all material citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting the Company or any Subsidiary or any of the Leased Premises or the Owned Properties.

                      (i) Schedule 4.13 contains a list of the assets of the Company and the Subsidiaries which have been confirmed to contain "ASBESTOS" or "ASBESTOS-CONTAINING MATERIAL" (as such terms are identified under the Environmental, Health and Safety Laws). The Company and each of the Subsidiaries has operated and continues to operate in material compliance with all Environmental, Health and Safety Laws governing the handling, use and exposure to and disposal of asbestos or asbestos-containing materials. There are no claims, actions, suits, governmental investigations or proceedings before any Governmental Authority or third party pending, or threatened against or directly affecting the Company, the Subsidiaries, or any of their respective assets or operations relating to the use, handling or exposure to and disposal of asbestos or asbestos-containing materials in connection with their assets and operations.

                      (j) Schedule 4.13 identifies the operations and activities, and locations thereof, which have been conducted and are being conducted by the Company or any Subsidiary on any of the Owned Properties or the Leased Premises which have involved the generation, accumulation, storage, treatment, transportation, labeling, handling, manufacturing, use, spilling, leaking, dumping, discharging, release or disposal of any material quantities of Hazardous Substances.

                      (k) To the best of Shareholders' knowledge, none of the Owned Properties or Leased Premises presently includes, or has been constructed upon, any "WETLANDS" as defined under applicable
     Environmental, Health and Safety Laws.

                      (l) As used in this Section 4.13, the term "COMPANY" is deemed to refer to the Company or any of its Subsidiaries.

                      (m) As used in Section 4.13, the terms "OWNED PROPERTIES" and "LEASED PREMISES" are deemed to refer to only the properties currently owned or leased by the Company.

              4.14    REAL ESTATE.

                      (a) Neither the Company nor any Subsidiary owns any real property or any interest therein except as set forth on Schedule 4.14(a) (the "OWNED PROPERTIES"), which Schedule sets forth the location and size of, and principal improvements and buildings on, the Owned Properties. Except as set forth on Schedule 4.14(a), with respect to each such parcel of Owned Property:

                      (i) the Company or a Subsidiary has good and marketable title to each parcel of its Owned Property, free and clear of any Lien other than (x) liens for real estate taxes not yet due and payable; (y) recorded easements, covenants, and other restrictions which do not materially impair the current use, occupancy or value of the property subject thereto, and (z) encumbrances and restrictions described in the title insurance policies therefor, all of which policies have been previously delivered to MTLM.

                      (ii) there are no pending or, to the best of the Shareholders' knowledge, threatened condemnation proceedings, suits or administrative actions relating to the

              Owned Properties or other matters affecting adversely the current use, occupancy or value thereof;

                      (iii) to the best of the Shareholders' knowledge, (w) the legal descriptions for the parcels of Owned Property contained in the deeds thereof describe such parcels fully and adequately; (x) the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "PERMITTED NON-CONFORMING USE" or "PERMITTED NON-CONFORMING STRUCTURE" classifications), building code requirements, permits, licenses or other forms of approval by any Governmental Authority, and do not encroach on any easement which may burden the land; (y) the land does not serve any adjoining property for any purpose inconsistent with the use of the land; and (z) the Owned Properties are not located within any flood plain (such that a mortgagee would require a mortgagor to obtain flood insurance) or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                      (iv) to the best of the Shareholders' knowledge, all facilities have received all material approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in material compliance with applicable laws, ordinances, rules and regulations;

                      (v) there are no Contracts granting to any party or parties the right of use or occupancy of any portion of the parcels of Owned Property, except as set forth on Schedule 4.14(b);

                      (vi) there are no outstanding options or rights of first refusal to purchase the parcels of Owned Property, or any portion thereof or interest therein;

                      (vii) there are no parties (other than the Company and its Subsidiaries) in possession of the parcels of Owned Property, other than tenants under any leases disclosed in Schedule 4.14(b)
              who are in possession of space to which   they are entitled;

                      (viii) all facilities located on the parcels of Owned Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services, to the best of the Shareholders' knowledge, are adequate in accordance with all applicable laws, ordinances, rules and regulations, and, to the best of the Shareholders' knowledge, are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcels of Owned Property;

                      (ix) each parcel of Owned Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of Owned Property; access to the property is provided by paved public right-of-way; and there is no pending or, to the best of the Shareholders' knowledge, threatened termination of the foregoing access rights;

                      (x) to the best of the Shareholders' knowledge, all improvements and buildings on the Owned Property are in good repair (normal wear and tear excepted) and are safe for occupancy and use, free from termites or other wood-destroying organisms; the roofs thereof are watertight; and the structural components and systems (including plumbing, electrical, air conditioning/heating, and sprinklers) are in good working order and adequate for the use of such Owned Property in the manner in which presently used; and

                      (xi) there are no service contracts, management agreements or similar agreements which affect the parcels of Owned Property, except as set forth on Schedule 4.14(a).

                      (b) Schedule 4.14(b) sets forth a list of all material leases, licenses or similar agreements ("LEASES") to which the Company or any Subsidiary is a party (copies of which have previously been furnished to MTLM), in each case, setting forth (A) the lessor and lessee thereof and the date and term of each of the Leases, (B) the legal description or street address of each property covered thereby, and (C) a brief description of the principal improvements and buildings thereon (the "LEASED PREMISES"), all of which are within the property set-back and building lines of the respective property. The Leases are in full force and effect and have not been amended except as set forth on Schedule 4.14(b), and, to the best of the Shareholders' knowledge, no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases. To the best of the Shareholders' knowledge, there is no breach or anticipated breach by any other party to such Leases. Except as set forth on Schedule 4.14(b), with respect to each such Leased Premises:

                      (i) the Company or the Subsidiary has valid leasehold interests in the Leased Premises leased by it, which leasehold interests are free and clear of any Liens;

                      (ii) the portions of the buildings located on the Leased Premises that are used in the business of the Company or a Subsidiary are in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company or such Subsidiary's current and reasonably anticipated normal business activities as conducted thereat;

                      (iii) each of the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated normal transportation requirements of the Company or such Subsidiary's respective business as presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are sufficient to satisfy the current normal business activities as conducted at such parcel; and

                      (iv) neither the Company nor any Subsidiary has received notice of (a) any condemnation proceeding with respect to any portion of the Leased Premises or any access thereto, and, to the best of Shareholders' knowledge, no such proceeding is contemplated by any Governmental Authority; or (b) any special assessment which may affect any of the Leased Premises and, to the best of the Shareholders' knowledge, no such special assessment is contemplated by any Governmental Authority.

              4.15    GOOD TITLE TO AND CONDITION OF ASSETS.

                      (a) Except as set forth on Schedule 4.15, the Company and each Subsidiary has good and marketable title to all of its respective Assets (as hereinafter defined), free and clear of any Liens or restrictions on use. For purposes of this Agreement, the term "ASSETS" means all of the properties and assets of the Company and its Subsidiaries, other than the Owned Properties and the Leased Premises, whether personal or mixed, tangible or intangible, wherever located.

                      (b) To the best of the Shareholders' knowledge, the Fixed Assets (as hereinafter defined) currently in use or necessary for the business and operations of the Company and its Subsidiaries are in good operating condition, normal wear and tear excepted, and have been maintained in accordance with sound industry practices. For purposes of this Agreement, the term "FIXED ASSETS" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures used by or located on the premises of the Company or set forth on the Current Balance Sheet or acquired by the Company or any Subsidiary since the date of the Current Balance Sheet. Schedule 4.15 lists the vehicles owned, leased or used by the Company or any Subsidiary to transport, transfer, handle, dispose or haul Waste materials.

              4.16    COMPLIANCE WITH LAWS.

                      (a) The Company and each Subsidiary is in material compliance with all laws, regulations and orders applicable to it, its respective business and operations (as currently conducted), the Assets, the Owned Properties and the Leased Premises and any other properties and assets (in each case currently owned or used by it). Except as set forth on Schedule 4.16, neither the Company nor any Subsidiary has been cited, fined or otherwise notified of any present material failure to comply with any material laws, regulations or orders and no proceeding with respect to any such material violation is pending or, to the best of the Shareholders' knowledge, threatened.

                      (b) Neither the Company nor any Subsidiary has made any payment of funds in connection with its business which is prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law.

                      (c) The Company and each Subsidiary is in material compliance with the terms and provisions of the Immigration Act. With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of the Company for whom compliance with the Immigration Act as employer is required, to the best of the Shareholders' knowledge, the Company and each Subsidiary has on file a true, accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and (ii) all other records, documents or other papers prepared, procured and/or retained by the Company and each Subsidiary pursuant to the Immigration Act. Neither the Company nor any Subsidiary has been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or threatened against it, by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

                      (d) Except as fully described on Schedule 4.16, neither the Company nor any Subsidiary is subject to any Contract, decree or injunction which restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

              4.17    LABOR AND EMPLOYMENT MATTERS.  Except as set forth on
     Schedule 4.17(a), neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there have been no efforts by any labor union during the 24 months prior to the date hereof to organize any employees of the Company or any Subsidiary into one or more collective bargaining units. There is no pending or, to the best of the Shareholders' knowledge, threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Company or any Subsidiary which may interfere with its continued operations. Neither the Company nor any Subsidiary has within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the best of the Shareholders' knowledge, threatened charge or complaint against the Company or any Subsidiary by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of the Company or any Subsidiary during the 24 months prior to the date hereof. The Shareholders are not aware that any executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company or any Subsidiary as a result of this Agreement or otherwise. Schedule 4.17(b) contains detailed information about each contract, agreement or plan of the following nature, whether formal or informal, and whether or not in writing, to which the Company or any Subsidiary is a party or under which it has an obligation: (i) employment agreements, (ii) employee handbooks, policy statements and similar plans, (iii) noncompetition agreements, and (iv) consulting agreements. The Company and each Subsidiary has complied in all material respects with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act and the Worker Adjustment and Retraining Notification Act of 1988.

              4.18    EMPLOYEE BENEFIT PLANS.

                      (a) Employee Benefit Plans. Schedule 4.18 contains a list setting forth each employee benefit plan or arrangement of the Company and each Subsidiary, including but not limited to employee pension benefit plans, as defined in Section 3(2) of ERISA, multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of the Company or any Subsidiary participate ("EMPLOYEE BENEFIT PLANS") (true and accurate copies of which, together with the most recent annual reports on Form 5500 and summary plan descriptions with respect thereto, were furnished to MTLM).

                      (b) Compliance with Law. With respect to each Employee Benefit Plan (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "CODE"); (ii) no actions, suits, claims or disputes are pending or, to the best of the Shareholders' knowledge, threatened;
     (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "PROHIBITED TRANSACTION" which could give rise to any material liability of the Company or any Subsidiary has occurred within the meaning of the applicable provisions of ERISA or the Code.

                      (c) Qualified Plans. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a) (i) the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been furnished to MTLM, that such plans are qualified and exempt from federal income taxes, or an application therefor has been filed with the Internal Revenue Service;
     (ii) no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs; (iii) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the 30-day notice requirement has been waived; and (v) as of the Effective Date except as disclosed on Schedule 4.18, the present value of all liabilities that would be "BENEFIT LIABILITIES" under Section 4001(a)(16) of ERISA if benefits described in Code Section 411(d)(6)(B) were included will not exceed the then current fair market value of the assets of such plan (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan); (vi) except as disclosed on Schedule 4.18, all contributions to, and payments from and with respect to such plans, which have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made; (vii) all such contributions to the plans, and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (including, without limitation, PBGC and insurance premiums) for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Current Balance Sheet or are disclosed on Schedule 4.18.

                      (d) Multiemployer Plans. With respect to any MPPA Plan (i) all contributions required to be made with respect to employees of the Company or any Subsidiary have been timely paid; (ii) neither the Company nor any Subsidiary has incurred or is expected to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the transactions contemplated by the Agreement or otherwise); (iii) Schedule 4.18 sets forth (A) the withdrawal liability under ERISA to each MPPA Plan, (B) the date as of which such amount was calculated, and (C) the method for determining the withdrawal liability; and (iv) no such plan is (or is expected to be) insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist with respect to any such plan.

                      (e)      Welfare Plans.  Other than as disclosed in
     Schedule 4.18, (i) neither the Company nor any Subsidiary is obligated under any Welfare Plan, whether or not disclosed in Schedule 4.18, to provide medical or death benefits with respect to any employee or former employee of the Company, any Subsidiary or their predecessors after termination of employment, other than as required by Section 4980B of the Code; (ii) the Company and each Subsidiary have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code, and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and, will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual.

                      (f) Controlled Group Liability. Neither the Company, any Subsidiary nor any entity that would be aggregated with them under Code Section 414(b), (c), (m) or (o): (i) has ever terminated or withdrawn from an employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the PBGC when due; (iv) is subject to (or expected to be subject to) an excise tax under Code Section 4971; (v) has engaged in any transaction which would give rise to liability under Section 4069 or
     Section 4212(c) of ERISA; or (vi) has violated in any material respect Code Section 4980B or Section 601 through 608 of ERISA.

                      (g)      Other Liabilities.  Except as set forth on
     Schedule 4.18, (i) none of the Employee Benefit Plans obligates the Company or any Subsidiary to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "CHANGE OF CONTROL" (as such term is defined in Section 280G of the Code), (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Effective Date shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of the Company and the Subsidiaries as of the Effective Date, and (iii) none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of the Company and the Subsidiaries.

              4.19 TAX MATTERS. Except as set forth in Schedule 4.19 hereto, all Tax Returns required to be filed prior to the date hereof with respect to the Company, its Subsidiaries or any of its income, properties, franchises or operations have been filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, complete and accurate in all material respects. All Taxes due and payable by or with respect to the Company and its subsidiaries have been paid or accrued on the Current Balance Sheet or will be accrued on its books and records as of the Closing. Except as set forth in Schedule 4.19 hereto: (i) with respect to each taxable period of the Company and each Subsidiary after January 1, 1992, no taxable period has been audited by the relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority;
     (iii) neither the Company nor any Subsidiary has consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) neither the Company nor any Subsidiary has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or threatened against or with respect to the Company or any Subsidiary regarding Taxes; (vi) neither the Company nor any Subsidiary has made an election or filed a consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign law) on or prior to the Closing Date; (vii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary; (viii) neither the Company nor any Subsidiary will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or (B) as a result of any "CLOSING AGREEMENT," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (ix) neither the Company nor any Subsidiary is a party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (x) there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to the Company or any Subsidiary with respect to any period on or before the Closing Date; (xi) neither the Company nor any Subsidiary has made any payments, and is or will not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law);
     (xii) neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law);
     (xiii) no claim has ever been made by a taxing authority in a jurisdiction where the Company or a Subsidiary, as the case may be, does not file Tax Returns that is or may be subject to Taxes assessed by such jurisdiction;
     (xiv) the Company and its Subsidiaries do not have any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xv) true, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Company and its Subsidiaries for the past two years has been furnished or made available to MTLM; and (xvi) the Company and its Subsidiaries will not be subject to any Taxes pursuant to
     Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law) for the period ending at the Closing Date for any period for which a Tax Return has not been filed.

              4.20 INSURANCE. The Company and each Subsidiary is covered by valid, outstanding and enforceable policies of insurance issued to it by reputable insurers covering its properties, assets and businesses against risks of the nature normally insured against by businesses in the same or similar lines of business and in coverage amounts typically and reasonably carried by such businesses (the "INSURANCE POLICIES"), provided, however, the Company and its Subsidiaries generally do not insure their machinery and equipment except as the Company or its Subsidiaries may be required to insure such assets by third party lenders or lessors. Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. As of the Closing Date each of the Insurance Policies will be in full force and effect. None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. The Company and each Subsidiary has complied with the provisions of such Insurance Policies. Schedule 4.20 contains (i) a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to MTLM) and (ii) a detailed description of each pending claim under any of the Insurance Policies for an amount in excess of $50,000 that relates to loss or damage to the properties, assets or businesses of the Company or any Subsidiary. Neither the Company nor any Subsidiary has failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

              4.21 RECEIVABLES. All of the Receivables (as hereinafter defined) are valid and legally binding, represent bona fide transactions and arose in the ordinary course of business of the Company and its Subsidiaries. Except as set forth on Schedule 4.21, all of the Receivables are good and collectible receivables, and will be collected in full in accordance with the terms of such receivables (and in any event within six months following the Closing), without set off or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Current Balance Sheet as reasonably adjusted since the date of the Current Balance Sheet in the ordinary course of business consistent with past practice. For purposes of this Agreement, the term "RECEIVABLES" means all receivables of the

     Company and the Subsidiaries, including all trade account receivables arising from the provision of services or sale of inventory, but excluding notes receivable, and insurance proceeds receivable.

              4.22 PERMITS. Except as set forth on Schedule 4.22, the Company and each Subsidiary possess all material Permits for its business and operations, including the operation of the Owned Properties and Leased Premises. All such Permits are valid and in full force and effect, the Company and each Subsidiary is in material compliance with the requirements thereof, and no proceeding is pending or threatened to revoke or amend any of them. None of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

              4.23 ADEQUACY OF THE ASSETS; RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. The Assets, Owned Properties and Leased Premises constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of the Company and the Subsidiaries in the manner in which and to the extent to which such business is currently being conducted. To the best knowledge of the Shareholders, no current supplier to the Company or any Subsidiary of items essential to the conduct of its business will or has threatened to terminate its respective business relationship with it for any reason. Except as set forth on Schedule 4.23, neither the Company nor any Subsidiary has any direct or indirect interest in any customer, supplier or competitor of the Company or any Subsidiary, or in any person from whom or to whom the Company or any Subsidiary leases real or personal property. Except as set forth on Schedule 4.23, no officer, director or shareholder of the Company or any Subsidiary, nor any person related by blood or marriage to any such person, nor any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with the Company or any Subsidiary or has any interest in any property used by the Company.

              4.24 INTELLECTUAL PROPERTY. The Company and its Subsidiaries has full legal right, title and interest in and to all trademarks, servicemarks, tradenames, copyrights, know-how, patents, trade secrets, licenses (including licenses for the use of computer software programs), and other intellectual property used in the conduct of their respective businesses (the "INTELLECTUAL PROPERTY"). The conduct of the business of the Company and its Subsidiaries as presently conducted, and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person, and to the best of the Shareholders' knowledge, no Person is infringing on the Intellectual Property. No payments are required for the continued use of the Intellectual Property. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the best of the Shareholders' knowledge, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

              4.25 CONTRACTS. Schedule 4.25 sets forth a list of each Contract to which the Company and its Subsidiaries is a party or by which its properties and assets are bound and which is material to its business, assets, properties or prospects (the "DESIGNATED CONTRACTS"), true and correct copies of which have been provided to MTLM. The copy of each Designated Contract furnished to MTLM is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement. Except as set forth on Schedule 4.25, neither the Company nor any Subsidiary has violated any of the material terms or conditions of any Designated Contract or any term or condition which would permit termination or material modification of any Designated Contract, and, to the best of the Shareholders' knowledge, all of the covenants to be performed by any other party thereto have been fully performed and there are no claims for breach or indemnification or notice of default or termination under any Designated Contract. Except as set forth on Schedule 4.25, no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a material default by the Company or any Subsidiary under any Designated Contract, and no such event has occurred which constitutes or would constitute a material default by any other party. Neither the Company nor any Subsidiary is subject to any material liability or payment resulting from renegotiation of amounts paid it under any Designated Contract. As used in this Section, Designated Contracts shall include, without limitation, (a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same; (b) contracts obligating the Company to purchase or sell products or services; (c) leases of real property, and leases of personal property not cancelable without penalty on notice of 60 days or less or calling for payment of an annual gross rental exceeding $50,000; (d) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same; (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, noncompetition agreements and any other agreements relating to any employee, officer or director of the Company or any Subsidiary; (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (g) any Contract relating to pending capital expenditures by the Company or any Subsidiary; and (h) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by the Company or any Subsidiary and not otherwise disclosed on the Schedules.

              4.26 CUSTOMER LISTS AND RECURRING REVENUE. The Company and the Shareholders have made available to MTLM for MTLM's review, a true, correct and complete list of each of the Company and each Subsidiary's 20 largest customers ("MATERIAL CUSTOMERS") and suppliers together with the applicable percentage of total sales or purchases, as applicable. True, correct and complete copies of any agreements with such customers or suppliers which are anticipated to endure beyond the Closing have been furnished by the Shareholders to MTLM. Other than Material Customers, no customer of the Company or any Subsidiary as of the date of this Agreement accounts for more than 1% of its combined annual revenue.

              4.27 ACCURACY OF INFORMATION FURNISHED BY THE SHAREHOLDERS. No representation, statement or information made or furnished by the Shareholders to MTLM or any of MTLM's representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by the

     Company, the Subsidiaries and the Shareholders, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading in light of the circumstances in which they were made. The Shareholders have provided MTLM with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

              4.28 INVESTMENT INTENT; ACCREDITED INVESTOR STATUS; SECURITIES DOCUMENTS. Each of the Shareholders is acquiring his interest in the MTLM Shares for his own account for investment and not with a view to, or for the sale in connection with, any distribution of his interest, except in compliance with applicable state and federal securities laws. Each of the Shareholders has been provided, to his satisfaction, the opportunity to discuss the transactions contemplated hereby with MTLM and has had the opportunity to obtain such information pertaining to MTLM as has been requested, including but not limited to filings made by MTLM with the SEC under the Exchange Act. Each of the Shareholders is an "ACCREDITED INVESTOR" within the meaning of Regulation D promulgated under the Securities Act. Each of the Shareholders has such knowledge and experience in business and financial matters that he is capable of evaluating the merits and risks of an investment in MTLM Shares, and is capable of bearing the economic risks of such investment and is able to bear a complete loss of his investment in MTLM Shares. Each of the Shareholders acknowledges that MTLM Shares have not been registered under the Securities Act and understands that MTLM Shares must be held indefinitely unless they are subsequently registered under the Securities Act or such sale is permitted pursuant to an available exemption from such registration requirement.

              4.29 BUSINESS LOCATIONS. As of the date hereof, neither the Company nor any Subsidiary has any office or place of business other than as identified on Schedules 4.14(a) and 4.14(b) and the Company and each Subsidiary's principal place of business and chief executive office (as such terms are used in subsection 9-401 of the Uniform Commercial Code as enacted in the State of Illinois as of the date hereof) are indicated on
     Schedule 4.14(a) or 4.14(b), and, all locations where the equipment, inventory, chattel paper and books and records of the Company and the Subsidiaries are located as of the date hereof are fully identified on Schedules 4.14(a) and 4.14(b).

              4.30 NAMES; PRIOR ACQUISITIONS. All names under which the Company and each Subsidiary does business as of the date hereof are specified on Schedule 4.30. Except as set forth on Schedule 4.30, neither the Company nor any Subsidiary has changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past 10 years.

              4.31 NO COMMISSIONS. Except as set forth on Schedule 4.31, neither the Company, any Subsidiary nor the Shareholders have incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

              4.32 INVENTORY. All Assets that consist of inventory (including raw materials and work-in-progress): (i) were acquired in the ordinary course of business consistent with past practice; (ii) are, in the aggregate, of a quality, quantity, and condition useable or saleable in the ordinary course of business within the Company and the Subsidiary's normal inventory turnover experience; and (iii) are valued at the lower of cost or net realizable market value. Neither the Company nor any Subsidiary has any material liability with respect to the return or repurchase of any goods in the possession of any customer.

              4.33 IDENTIFICATION, ACQUISITION AND DISPOSITION OF MATERIAL ASSETS. Schedule 4.33 sets forth a listing of all material Assets (including real, personal and mixed) acquired or disposed of by the Company or any Subsidiary since December 31, 1996.

              4.34    RESTRICTIONS.    Schedule 4.34 sets forth a list of all
     non-competition, non-solicitation, confidentiality and other restrictive covenants to which the Company, any Subsidiary and/or any Shareholder is a party or otherwise bound. Except as set forth on Schedule 4.34, there are no contracts or other conditions, circumstances, events or agreements which would in any way limit or restrict the rights of MTLM, MTLM's Affiliates, the Company or its Subsidiaries from engaging in any business anywhere in the world.

              4.35 FULL DISCLOSURE. No statement by the Company contained in this Article IV and the Schedules hereto or any written statement or certificate furnished to MTLM as of its respective date contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not materially and adversely misleading in light of the circumstances under which they were made.

                                  ARTICLE V

                   CONDUCT OF BUSINESS PENDING THE CLOSING

              5.1 CONDUCT OF BUSINESS OF THE COMPANY PENDING THE CLOSING . Except as set forth on Schedule 5.1, the Company covenants and agrees that, between the date of this Agreement and the Closing Date, the business of the Company and each Subsidiary shall be conducted only in, and the Company and each Subsidiary shall not take any action except in, the ordinary course of business, consistent with past practice and in compliance with all rules, regulations and laws. The Company and each Subsidiary shall use its best efforts to preserve intact its respective business organization, to keep available the services of its respective current officers, employees and consultants, and to preserve its respective present relationships with customers, suppliers and other persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of MTLM, which consent shall not be unreasonably withheld:

                      (a) amend or otherwise change its articles of incorporation or bylaws;

                      (b) issue, sell, pledge, dispose of, encumber, or, authorize the issuance, sale, pledge, disposition, grant or encumbrance of
     (i) with respect to the Company or any Subsidiary, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of it, or, (ii) any of their respective assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

                      (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                      (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                      (e) (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, or (iii) enter into any Contract other than in the ordinary course of business, consistent with past practice;

                      (f) increase the compensation payable or to become payable to its respective officers or directors, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its respective directors or officers, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                      (g) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures;

                      (h) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date hereof in the ordinary course of business and consistent with past practice and other than the payment of a pending claim by Employers Insurance of Wausau (as described on Schedule 4.12) in an amount not to exceed $1.4 million;

                      (i) increase or decrease prices charged to its respective customers, except for previously announced price changes or except in the ordinary course of business, or take any other action which might reasonably result in any material increase in the loss of customers through non-renewal or termination of contracts or other causes; or

                      (j) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article IV untrue or incorrect.

              5.2 CONDUCT OF BUSINESS OF MTLM PENDING THE CLOSING. Except as set forth on Schedules 2.28 and 5.2, MTLM covenants and agrees that, between the date of this Agreement and the Closing Date, the business of MTLM and each MTLM Subsidiary shall be conducted only in, and MTLM and each MTLM Subsidiary shall not take any action except in, the ordinary course of business, consistent with past practice and in material compliance with all rules, regulations and laws. MTLM and each MTLM Subsidiary shall use its best efforts to preserve intact its respective business organization, to keep available the services of its respective current officers, employees and consultants, and to preserve its respective present relationships with customers, suppliers and other persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither MTLM nor any MTLM Subsidiary shall, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of the Shareholders, which consent shall not be unreasonably withheld:

                      (a)      amend or otherwise change its charter or bylaws;

                      (b) except for the issuance of common stock in connection with any of the mergers, acquisitions or other transactions contemplated by Section 5.2(e) below, private placements of common stock not to exceed $15 million in the aggregate, the private placement of up to $10 million of securities convertible into or exchangeable for common stock of MTLM and/or the sale of non-convertible high yield debt of MTLM of up to $200 million, or the incurrence of a non-convertible bridge loan which will be repaid with the proceeds of the foregoing, issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) with respect to MTLM or any MTLM Subsidiary, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of it, or, (ii) any of their respective assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

                      (c) increase the compensation payable or to become payable to its respective officers or directors, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its respective directors or officers, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                      (d) take any action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures; or

                      (e) except for mergers or acquisitions by MTLM of The Isaac Corporation and its affiliates, Kankakee Scrap Corporation and its affiliates, Proler Southwest Inc. and Proler Steelworks L.L.C., and a joint venture or acquisition of a joint venture interest from Perlco, L.L.C. (each substantially on the terms and conditions set forth in the respective letters of intent relating thereto, true and complete copies of which have been given to the Shareholders) and any acquisitions involving consideration of less than $5 million, and any contracts, agreements and transactions related thereto, (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business of a MTLM Subsidiary, consistent with past practice, purchase any property or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, or (iii) enter into any Contract other than in the ordinary course of business of a MTLM Subsidiary, consistent with past practice;

                      (f) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article II untrue or incorrect.


                                  ARTICLE VI

                            ADDITIONAL AGREEMENTS

              6.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

              6.2 COMPLIANCE WITH COVENANTS. The Shareholders shall cause the Company to comply with all of the respective covenants of the Company under this Agreement.

              6.3 COOPERATION. Each of the parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation or the rules of any exchange on which the Common Stock is listed (the Nasdaq Stock Market) in connection with the transactions contemplated by this Agreement and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

              6.4 ACCESS TO INFORMATION. From the date hereof to the Closing Date, the Company and MTLM shall (and shall cause its respective directors, officers, employees, auditors, counsel and agents to) afford each other and their officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices, and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested. No information provided to or obtained by any of the parties hereto shall affect any representation or warranty in this Agreement.

              6.5 NOTIFICATION OF CERTAIN MATTERS. The Shareholders and MTLM shall give prompt notice to the other of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

              6.6 TAX TREATMENT. Each party to this Agreement has sought and received its own advice as to the tax treatment of the transactions covered by this Agreement and is not relying on any opinions of the other parties or their respective advisers with respect thereto. All parties hereto agree to fully and completely comply with the reporting requirements of the Internal Revenue Service.

              6.7 CONFIDENTIALITY; PUBLICITY. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties, except that MTLM may make such public disclosure which MTLM believes in good faith is required by law or by the terms of any listing agreement with or requirements of a securities exchange.

              6.8 NO OTHER DISCUSSIONS. Neither the Company, nor the Shareholders, and their respective Affiliates, employees, agents or representatives shall (i) initiate or encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale or other disposition of any substantial part of the assets, business or properties of the Company (whether by merger, consolidation, sale of stock or otherwise) or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Shareholders will immediately notify MTLM if any third party attempts to initiate any solicitation, discussion or negotiation with respect to any of the foregoing transactions.

              6.9 RESTRICTIVE COVENANTS. In order to assure that MTLM will realize the benefits of this Agreement and in consideration of the transactions set forth in this Agreement, the Shareholders agree with MTLM that they shall not for a period of thirty-six (36) months from the later of the Closing Date or the date each such Shareholder ceases to be an employee, officer or director of MTLM or the Company (with regard to each Shareholder, a "TERMINATION DATE"):

                      (a) directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity in the Restricted Territory (as defined below), and which is directly or indirectly in competition with the business conducted by the Company at the Closing Date; provided, however, that, the beneficial ownership of less than 5% of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section. As used in this Section 6.9, the term "RESTRICTED TERRITORY" means (i) with respect to Albert A. Cozzi, all states in which MTLM or any of its Subsidiaries operates a facility on the Termination Date, and (ii) with respect to Frank J. Cozzi and Gregory P. Cozzi, all states in which the Surviving Corporation or its Subsidiaries operates a facility on the Termination Date;

                      (b) directly or indirectly (i) induce any Person which is a customer of the Company or any Subsidiary at the Closing Date to patronize any business directly or indirectly in competition with the business conducted by the Company and its Subsidiaries; (ii) canvass, solicit or accept from any Person which is a customer of the Company or any Subsidiary, any such competitive business, or (iii) request or advise any Person which is a customer of the Company or any Subsidiary at the Closing Date to withdraw, curtail or cancel any such customer's business with the Company or any Subsidiary;

                      (c) directly or indirectly employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by the Company or any Subsidiary at or within six months prior to the Closing Date, or in any manner seek to induce any such Person to leave his or her employment;

                      (d) directly or indirectly, at any time following the Closing Date, in any way utilize, disclose, copy, reproduce or retain in his possession any of the Company or any Subsidiary's proprietary rights or records, including, but not limited to, any of their customer lists.

     The Shareholders agree and acknowledge that the restrictions contained in this Section 6.9 are reasonable in scope and duration and are necessary to protect MTLM after the Closing Date. If any provision of this Section as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The parties agree and acknowledge that the breach of this Section will cause irreparable damage to MTLM and upon breach of any provision of this Section, MTLM shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that this shall in no way limit any other remedies which MTLM may have (including, without limitation, the right to seek monetary damages).

              6.10 ENVIRONMENTAL ASSESSMENT. MTLM shall be entitled to have conducted prior to Closing an environmental assessment and compliance review of the Owned Properties and Leased Premises (hereinafter referred to as the "ENVIRONMENTAL ASSESSMENT") and Cozzi's operations. The Environmental Assessment may include a physical examination of the Owned Properties or Leased Premises, and any structures, facilities, or equipment located thereon, review of pertinent permits, reports and records, documents, and Licenses of the Company and its Subsidiaries.
     MTLM shall not be entitled to take any soil samples, ground and surface water samples, or storage tank testing unless MTLM obtains Cozzi's prior written consent. The Shareholders shall provide MTLM or its designated agents or consultants with the access to such property and all permits, records and reports which MTLM, their respective agents or consultants require to conduct the Environmental Assessment. If the Environmental Assessment identifies any conditions or environmental contamination which requires remediation or further evaluation under the Environmental, Health, and Safety Laws or if the results of the Environmental Assessment are otherwise not satisfactory to MTLM in its sole discretion, and if the Company elects not to remediate or otherwise satisfy MTLM (in the sole discretion of MTLM), then MTLM may elect not to close the transactions contemplated by this Agreement as provided in Section 12.1.

              6.11 TRADING IN MTLM'S COMMON STOCK. Except as otherwise expressly consented to by MTLM, from the date of this Agreement until the Closing Date, neither the Company, nor the Shareholders (nor any Affiliates thereof) will directly or indirectly purchase or sell (including short sales) any shares of the Common Stock in any transactions effected on the Nasdaq Stock Market or otherwise.

              6.12 OTHER AGREEMENTS. Upon the Closing, each party shall cause their respective affiliates to execute and deliver the following agreements (collectively, the "COLLATERAL AGREEMENTS"):

                      (a)      an employment agreement for each of (i) Albert
              A. Cozzi, (ii) Frank J. Cozzi, (iii) Gerard M. Jacobs, (iv) T. Benjamin Jennings, and (v) Gregory P. Cozzi in a form reasonably acceptable to the parties hereto, which form shall be agreed upon on or prior to May 30, 1997 and attached to this Agreement as an exhibit. The parties agree that the employment agreements will contain non-competition covenants and that such covenants are an integral part of this Agreement;

                      (b) the Stockholders' Agreement in the form attached hereto as Exhibit B (the "STOCKHOLDERS AGREEMENT");

                      (c)      the Escrow Agreement;

                      (d) warrants in the form of Exhibit C to be issued to each of the Shareholders pursuant to their employment agreements as follows:

                               (i) Albert A. Cozzi shall receive warrants exercisable for 755,172 MTLM Shares for a period of five
                      (5) years, half of which will have an exercise price of $5.91 per share and half of which will have an exercise price per share equal to seventy-five percent (75%) of the last sales price of a MTLM Share on the day before the Closing Date;

                               (ii) Frank J. Cozzi shall receive warrants exercisable for 582,759 MTLM Shares for a period of five
                      (5) years, half of which will have an exercise price of $5.91 per share and half of which will have an exercise price per share equal to seventy-five percent (75%) of the last sales price of a MTLM Share on the day before the Closing Date; and

                               (iii) Gregory P. Cozzi shall receive warrants exercisable for 162,069 MTLM Shares for a period of five
                      (5) years, half of which will have an exercise price of $5.91 per share and half of which will have an exercise price per share equal to seventy-five percent (75%) of the last sales price of a MTLM Share on the day before the Closing Date.

                      (e) the Registration Rights Agreement in the form attached hereto as Exhibit D.

              6.13 HSR ACT COMPLIANCE. The Company, the Shareholders and MTLM will as promptly as practicable, but in no event later than 10 business days following the execution and delivery of this Agreement, file or cause to be filed with the United States Federal Trade Commission (the "FTC") and the United State Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each of MTLM, the Company and the Shareholders will furnish to the others such necessary information and reasonable assistance as the others may request in connection with the preparation of any filing or submission which is necessary under the HSR Act. Each of the Company, the Shareholders and MTLM will keep each other apprised of the status of any communications with, and inquiries or requests for additional information addressed to the entity that filed a notification and report form as an acquired or acquiring person from, the FTC or the DOJ and shall comply or cause its respective filing person to comply promptly with any such inquiry or request. Each of the Company, the Shareholders and MTLM will use commercially reasonable efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Cozzi Shares.

              6.14 CORPORATE AUTHORITY. MTLM, the Company and the Shareholders agree to use their individual best efforts to obtain the authorizations required for each to execute and deliver this Agreement and to perform each of their respective obligations hereunder and to consummate the transactions contemplated hereby.

              6.15 CERTIFICATION OF TAX STATUS. The Shareholders shall deliver to MTLM either: (i) a Certificate of Nonforeign Status under Treasury Regulation Section 1.1445-2(b)(1), or (ii) a Certificate meeting the requirements of Treasury Regulation Sections 1.987-2(g) and 1.897-2(h)(2) that the Cozzi Shares do not constitute a U.S. real property interest.

              6.16 PURCHASE OF JOINT VENTURE INTEREST. The Company will use its best efforts to negotiate and enter into agreements for the acquisition by the Surviving Corporation of all interests held by the Company's joint venture partners in both of (i) Perlco, L.L.C. and (ii) Salt River Recycling, L.L.C. The agreements shall provide that the closings will occur as promptly as possible after the Effective Time of the Merger. Prior to the Closing Date, the Company shall obtain releases and/or waivers of any restrictive covenants, which would, following the Merger, bind MTLM, the Surviving Corporation or any of their Affiliates, other than a covenant not to compete in favor of MetricMetal, L.L.C. and a covenant not to compete in favor of Fulton Street Trading Company. The Company shall obtain MTLM's prior written approval of the price, terms and conditions of any acquisition of such interests and releases or waivers of any restrictive covenants.

              6.17 MEETING OF SHAREHOLDERS. MTLM shall take all actions necessary, in accordance with General Corporation Law of Delaware, its Certificate of Incorporation and its By-laws, to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable (or have executed a written consent of its shareholders in lieu thereof), to adopt and approve the Agreement and the Merger contemplated hereby, any amendments to the Articles of Incorporation or By-laws of MTLM as required by this Agreement, and the other transactions contemplated by the Agreement to the extent such approval is required.

              6.18 PRE-CLEAR MERGER. MTLM, Mergeco and the Company shall take all necessary steps to pre-clear the Merger with the Secretary of State of the State of Illinois, in order that on the Closing Date, the Articles of Merger may be filed with the Secretary of State of the State of Illinois and become effective upon filing.

              6.19 FINANCING. MTLM will use reasonable efforts to raise at least $50.0 million of additional financing by offering convertible debentures, high-yield debt, equity or some combination of the foregoing (a "FINANCING"). MTLM shall use the funds from such Financing to retire existing indebtedness, provide for working capital and finance acquisitions by MTLM. If MTLM has not received a firm commitment for the placement of such Financing or closed such Financing on or prior to June 30, 1997, the Company shall have the right to terminate this Agreement.

              6.20 CONDUCT OF MTLM'S BUSINESS. From and after the Effective Time of the Merger and for so long as the Stockholders Agreement shall remain in effect:

              (a) the Shareholders, acting as a group, shall have the right to nominate that number of persons constituting one-half of the total number of directors of MTLM; provided that one of such nominees shall be an independent director reasonably acceptable to T. Benjamin Jennings and Gerard M. Jacobs all as further provided in the Stockholders Agreement;

              (b) T. Benjamin Jennings and Gerard M. Jacobs, acting as a group, shall have the right to nominate that number of persons constituting one-half of the total number of directors of MTLM; provided that one of such nominees, shall be an independent director reasonably acceptable to the Shareholders, all as further provided in the Stockholders Agreement;

              (c) the directors of MTLM shall appoint the following persons to the offices set forth opposite their names, all as further provided in the Stockholders Agreement:


                      (i)       Albert A. Cozzi:        President, Chief Operating Officer
                      (ii)      Gerard M. Jacobs:       Chief Executive Officer
                      (iii)     T. Benjamin Jennings:   Chairman and Chief Development Officer
                      (iv)      Frank J. Cozzi:         Vice President and President of the Surviving
                                                        Corporation

              (d) the Board of Directors of MTLM will create an Executive Committee of the Board of Directors, including Albert A. Cozzi, Gerard M. Jacobs and T. Benjamin Jennings, which committee shall be delegated all the powers and authority of the Board of Directors relating to the management of the business and affairs of MTLM as permitted under Section 141 (c) (l) of the General Corporation Law of the State of Delaware; provided, that, in the event of the death or disability of Albert A. Cozzi, Frank J. Cozzi shall assume Albert A. Cozzi's position on such Executive Committee; provided, further, that any action to be taken by the Executive Committee shall require the unanimous consent of Albert A. Cozzi (or in the event of his death or disability, Frank J. Cozzi), Gerard M. Jacobs and T. Benjamin Jennings; and

              (e) Albert A. Cozzi shall periodically convene a meeting of all members of the Office of the President, which members shall consist of at least one executive officer of each principal subsidiary of MTLM, and he shall lead discussions regarding the strategic direction of MTLM and key operating issues affecting MTLM at such time.

              6.21 DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing, the Company and the Shareholders, on one hand, and MTLM and Mergeco, on the other hand, shall supplement or amend the Schedules hereto with respect to any matter hereafter arising which, if existing or occurring at or prior ro the date of this Agreement, would have been required to be set forth or described in any such Schedule or which is necessary to complete or correct any information in any such Schedule or in any representation or warranty of the Company and the Shareholders, on one hand, or MTLM and Mergeco, on the other hand, which has been rendered inaccurate thereby. For purposes of determining the satisfaction of the conditions set forth in Sections 7.1 and 8.1 hereof, no such supplement or amendment shall be given effect unless expressly agreed so by each of the parties hereto.

                                 ARTICLE VII

              CONDITIONS TO THE OBLIGATIONS OF MTLM AND MERGECO

              The obligations of MTLM and Mergeco to effect the Transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by MTLM:

              7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the Shareholders contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Company and the Shareholders shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Company and the Shareholders shall have delivered to MTLM a certificate, dated as of the Closing Date, duly signed (in the case of the Company by its respective chief executive officer and chief financial officer), stating that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

              7.2 FINANCING. MTLM shall have received the written consent of Bank of America, Illinois to the transactions contemplated hereby on terms and conditions reasonably satisfactory to MTLM.

              7.3 CORPORATE CERTIFICATE. The Shareholders shall have delivered to MTLM (i) copies of the articles of incorporation and bylaws of the Company as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by the Board of Directors of the Company and the Shareholders authorizing the transactions contemplated by this Agreement, and (iii) certificates of good standing of the Company issued by the State of Illinois and each other state in which each of them is qualified to do business as of a date not more than thirty days prior to the Closing Date, certified in each case as of the Closing Date by the Secretary as being true, correct and complete.

              7.4 OPINIONS OF COUNSEL. MTLM shall have received opinions dated as of the Closing Date from counsels for the Company and the Shareholders, in form and substance acceptable to MTLM, to the aggregate effect that:

                               (i)     the Company and each Subsidiary is a
              corporation duly organized and existing and in good standing under the laws of its state of incorporation, and each of them is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

                               (ii) the Company has obtained all necessary authorizations and consents of its governing board to effect the transactions contemplated in this Agreement;

                               (iii)   all issued and outstanding shares of
              capital stock of the Company and each Subsidiary are owned as set forth on Schedule 4.5 hereto;

                               (iv) except as set forth in Schedule 4.12, counsel has no actual knowledge (without any independent investigation of any sort) of any litigation, proceeding or investigation pending or threatened which might result in any material adverse change in the properties, business or prospects or in the condition of the Company or the Subsidiaries, or which questions the validity of this Agreement;

                               (v) counsel has no actual knowledge (without any independent investigation of any sort) that any event has occurred or state of facts exist which would constitute a breach of any of the representations and warranties made by the Shareholders pursuant to Article IV of this Agreement; and

                               (vi) this Agreement is a valid and binding obligation of the Company and the Shareholders, as the case may be, and enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

              7.5 GOVERNMENTAL APPROVALS. All consents, authorizations and approvals from, and all declarations, filings and registrations with any governmental authority required to consummate the transactions contemplated by this Agreement, including those set forth on Schedule 4.6, shall have been obtained or made without the imposition of any material conditions, and all applicable waiting periods under the HSR Act shall have expired or terminated.

              7.6 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or any other transaction contemplated hereby, and which, in the judgment of MTLM, makes it inadvisable to proceed with the Agreement and other transactions contemplated hereby.

              7.7 MTLM'S APPROVALS. The shareholders of MTLM shall have authorized and approved this Agreement and the transactions contemplated hereby.

              7.8     FAIRNESS OPINION.   MTLM shall have received a fairness
     opinion, in form and content acceptable to MTLM in its sole discretion, as to the fairness of the transactions contemplated by this Agreement to MTLM and its shareholders and such opinion shall not have been withdrawn prior to Closing.

              7.9 OTHER CLOSING DELIVERIES. At Closing, MTLM shall have received:

              (a) a current commitment for title insurance insuring title to the real property owned by the Company and the Subsidiaries as set forth on Schedule 4.14 (a) which shows no Liens other than current real estate/general taxes and Liens disclosed on such Schedule 4.14(a);

              (b) each Collateral Agreement executed by the Company, the Shareholders and/or their Affiliates, as the case may be, who is a party thereto;

              (c) resignations effective as of the Closing Date from such officers and directors of the Company and the Subsidiaries as MTLM shall have requested in writing;

              (d) the stock books, stock ledgers, minute books, and other books and records of the Company; and

              (e) all other previously undelivered agreements, certificates, documents, instruments or writings required to be delivered by the Company and/or the Shareholders at or prior to the Closing pursuant to this Agreement or otherwise in connection herewith, duly executed by the Company and/or the Shareholders, as the case may be, who is a party thereto.

              7.10 DISSENTING SHAREHOLDERS. No shareholders of the Company shall have elected to exercise any appraisal rights with respect to the Merger as provided for under Section 11.65 of the BCA.

              7.11 COZZI BUILDING CORPORATION. The Company shall own all of the issued and outstanding shares of Cozzi Building Corporation.

              7.12 ESTATE OF JAMES H. COZZI. The Company shall have obtained a general release from the Estate of James H. Cozzi and Irene Cozzi releasing the Company, MTLM and their respective affiliates from all claims, obligations, liabilities, promises, agreements, suits, demands or debts, other than the amount reflected in the Company's Current Balance Sheet, that they may have against such entities and persons, in a form and substance satisfactory to MTLM, in its sole discretion.

              7.13 NO MATERIAL ADVERSE CHANGE. Between the date hereof and the Closing Date, there has been no Material Adverse Change to the Company.

              7.14 METRICMETAL. The Company shall have taken all action necessary to cause the dissolution of MetricMetal, L.L.C.

              7.15 EAST CHICAGO INDIANA REVENUE BONDS. The Company shall have received the written consent of G.E. Capital Public Finance, Inc. to the transactions contemplated hereby under that certain Loan Agreement dated July 1, 1996 among G.E. Capital Public Finance, Inc., the City of East Chicago, Indiana, and American Scrap Processing, Inc.


                                 ARTICLE VIII

                       CONDITIONS TO THE OBLIGATIONS OF
                       THE COMPANY AND THE SHAREHOLDERS

              The obligations of the Company and each of the Shareholders to effect the Transaction shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Company and the Shareholders:

              8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of MTLM and Mergeco contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Each of MTLM and Mergeco shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Each of MTLM and Mergeco shall have delivered to the Shareholders a certificate, dated as of the Closing Date, and signed by an executive officer (in the case of MTLM by its respective chairman and chief financial officer), certifying that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

              8.2 MERGER CONSIDERATION. At the Closing, MTLM shall have delivered to the Shareholders the merger consideration provided for in
     Section 1.4.

              8.3 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or any of the transactions contemplated hereby, and which in the judgment of the Shareholders makes it inadvisable to proceed with the Agreement or any other transaction contemplated hereby.

              8.4 OPINION OF COUNSEL. The Shareholders shall have received an opinion dated as of the Closing Date from counsel for MTLM, in form and substance acceptable to the Shareholders, to the effect that:

                               (i) MTLM is a corporation duly organized and existing and in good standing under the laws of the State of Delaware and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

                               (ii) Mergeco is a corporation duly organized and existing and in good standing under the laws of the State of Illinois, and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

                               (iii) Each of MTLM and Mergeco has obtained all necessary authorizations and consents of its Board of Directors and Shareholders to effect the transactions contemplated in this Agreement;

                               (iv)    such counsel has no actual knowledge
              (without any independent investigation of any sort) of any litigation, proceeding or investigation pending or threatened which might result in any material adverse change in the properties, business or prospects or in the condition of MTLM, or which questions the validity of this Agreement;

                               (v)     such counsel has no actual knowledge
              (without any independent investigation of any sort) that any event has occurred or state of facts exists which would constitute a breach of any of the representations and warranties made by MTLM or Mergeco pursuant to Article II and III of this Agreement; and

                               (vi) this Agreement is a valid and binding obligation of each of MTLM and Mergeco, and enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

              8.5 TAX OPINION. The Shareholders shall have received an opinion from its counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of
     Section 368(a) of the Code.

              8.6 CONSENTS. The Company shall have received the written consent of Bank of America Illinois to the transactions contemplated hereby, on the terms and conditions reasonably satisfactory to MTLM, including, the Company shall not be required to pay any fees or other costs in exchange for such consent and the Shareholders shall not be required to personally guaranty any indebtedness owed by the Company to Bank of America Illinois.
              8.7 OTHER CLOSING DELIVERIES. At Closing, the Companies and the Shareholders shall have received each Collateral Agreement to which MTLM and/or its Affiliates are a party, duly executed by MTLM and/or its Affiliates, as the case may be.

              8.8 NO MATERIAL ADVERSE CHANGE. Between the date hereof and the Closing Date, there has been no Material Adverse Change (as defined in Section 2.23) to MTLM.


                                  ARTICLE IX

                               INDEMNIFICATION

              9.1 AGREEMENT BY THE SHAREHOLDERS TO INDEMNIFY. The Shareholders agree, jointly and severally, to indemnify, defend and hold MTLM harmless from and against the aggregate of all Indemnifiable Damages (as defined below) if and when such Indemnifiable Damages exceed $500,000 in the aggregate, and then only to the extent of such excess.

                      (a) For purposes of this Agreement, "INDEMNIFIABLE DAMAGES" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by MTLM, on a pre-tax consolidated basis, to the extent (i) resulting from any breach of a representation or warranty made by the Company or the Shareholders in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by the Company or the Shareholders pursuant to this Agreement, or (iii) resulting from any inaccuracy in any certificate or environmental report delivered by the Company or any Shareholders pursuant to this Agreement.

                      (b) Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, MTLM shall have the right to be put in the same pre-tax consolidated financial position as MTLM would have been in had each of the representations and warranties of the Shareholders hereunder been true and correct and had the covenants and agreements of the Company and the Shareholders hereunder been performed in full.

                      (c) Each of the representations and warranties made by the Shareholders in this Agreement or pursuant hereto shall survive for a period of twelve (12) months after the Closing Date except as follows:
     (i) the representations and warranties of the Shareholders contained in
     Section 4.19 (Tax Matters) and Section 4.18 (ERISA), and to the extent relating to tax attributes or liabilities with respect to Taxes of the Company, shall expire at the time the period of limitations (including any extensions thereof pursuant to the delivery of waivers of the applicable period of limitations) expires for the assessment by the taxing authority of additional Taxes with respect to which the representations and warranties relate; and (ii) the representations and warranties of the Shareholders contained in Sections 4.1, 4.2, 4.3, 4.4, and 4.5 shall not expire, but shall continue indefinitely. No claim for the recovery of Indemnifiable Damages may be asserted by MTLM against the Shareholders after such representations and warranties shall thus expire, provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

                      (d) In the event that MTLM believes it is entitled to a claim for any Indemnifiable Damages hereunder, MTLM shall promptly give written notice to the Shareholders of such claim and the amount or the estimated amount of such claim, and the basis for such claim. If the Shareholders do not pay the amount of the claim for Indemnifiable Damages to MTLM within ten (10) days, then MTLM may exercise its respective rights under Section 9.4 and/or take any action or exercise any remedy available to them by appropriate legal proceedings to collect the Indemnifiable Damages.

              9.2 AGREEMENT BY MTLM TO INDEMNIFY. MTLM agrees to indemnify, defend and hold the Shareholders harmless from and against the Shareholders Indemnifiable Damages (as defined below) if and when such Shareholders Indemnifiable Damages exceed $500,000 in the aggregate and then only to the extent of such excess.

                      (a) For purposes of this Agreement, "SHAREHOLDERS INDEMNIFIABLE DAMAGES" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by the Shareholders, on a pre-tax consolidated basis, to the extent (i) resulting from any breach of a representation or warranty made by MTLM or Mergeco in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by MTLM or Mergeco in or pursuant to this Agreement, or (iii) resulting from any inaccuracy in any certificate delivered by MTLM or Mergeco pursuant to this Agreement.

                      (b) Without limiting the generality of the foregoing, with respect to the measurement of Shareholders Indemnifiable Damages, the Shareholders have the right to be put in the same pre-tax consolidated financial position as he would have been in had each of the representations and warranties of MTLM hereunder been true and correct and had the covenants and agreements of MTLM hereunder been performed in full.

                      (c) Each of the representations and warranties made by MTLM and Mergeco in this Agreement or pursuant hereto shall survive for a period of twelve (12) months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of the Shareholders, and upon expiration of such twelve (12) month period, such representations and warranties shall expire, except as follows: (i) the representations and warranties of MTLM contained in Section 2.17 (Tax Matters) and Section
     2.25 (ERISA), and to the extent relating to tax attributes or liabilities with respect to Taxes of MTLM, shall expire at the time the period of limitations (including any extensions thereof pursuant to the delivery of waivers of the applicable period of limitations) expires for the assessment by the taxing authority of additional Taxes with respect to which the representation and warranties relate; and (ii) the representations contained in Sections 2.1, 2.2, 2.3 and 2.6 and Article III shall survive and continue indefinitely. No claim for the recovery of Shareholders

     Indemnifiable Damages may be asserted by the Shareholders against MTLM after such representations and warranties shall thus expire, provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

                      (d) In the event that the Shareholders believe they are entitled to a claim for any Shareholder Indemnifiable Damages hereunder, the Shareholders shall promptly give written notice to MTLM of such claim and the amount or the estimated amount of such claim, and the basis for such claim. If MTLM does not pay the amount of the claim for Shareholder Indemnifiable Damages to the Shareholders within ten (10) days, then the Shareholders may take any actions or exercise any remedy available to them by appropriate legal proceeding to collect the Shareholder Indemnifiable Damages.

              9.3 CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of the Shareholders and MTLM hereunder with respect to their respective indemnities pursuant to this Article IX resulting from any claim or other assertion of liabilities by third parties (hereinafter called collectively "CLAIMS"), shall be subject to the following terms and conditions:

                      (a) the party seeking indemnification (the "INDEMNIFIED PARTY") must give the other party or parties, as the case may be (the "INDEMNIFYING PARTY"), notice of any such Claim twenty (20) days after the Indemnified Party receives notice thereof;

                      (b) the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Claim; provided, however, if a Claim is made against MTLM which exceeds the value of the Escrow Shares at such time, MTLM shall have the right to control the defense of the Claim;

                      (c) in the event that the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof);

                      (d) anything in this Section 9.3 to the contrary notwithstanding, (A) the Indemnified Party shall have the right, at its own cost and expense, to have its own counsel to protect its own interests and participate in the defense, compromise or settlement of the Claim, (B) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party, its officers, directors and agents of a release from all liability in respect of such Claim, and (C) the Indemnified Party, by counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim, and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate with respect to such Claim.

              9.4 SECURITY FOR THE SHAREHOLDERS'S INDEMNIFICATION OBLIGATION. As security for the agreement by the Shareholders to indemnify and hold MTLM harmless as described in Section 9.1, MTLM shall have the right to offset any Indemnifiable Damages against the Escrow Shares. Notwithstanding anything contained herein to the contrary, the aggregate Indemnifiable Damages which the Shareholders are obligated to indemnify and hold harmless MTLM against pursuant to Section 9.1 shall be limited to the Escrow Shares.

              9.5 THE JAMES H. COZZI ESTATE SPECIAL INDEMNIFICATION. In addition to the agreement of the Shareholders set forth in Section 9.1 and without regard to any limitations thereon contained in Section 9.1 or
     Section 9.4, if MTLM waives its condition set forth in Section 7.12, the Shareholders jointly and severally agree to indemnify, defend and hold MTLM, the Company and their respective Affiliates harmless from and against all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by any of them arising out of or resulting from (i) any payment required to be made by MTLM or the Company of Additional Consideration (as that term is defined in the James H. Cozzi Sales Agreement which is not reflected in the adjustment pursuant to
     Section 1.8 hereof, or (ii) any breach or alleged breach by the Company or MTLM of any agreement, covenant, or obligation in favor of the Estate of James H. Cozzi, or any beneficiary thereof; provided, however, that the Shareholders shall have no obligation to indemnify MTLM, the Company or their Affiliates for any amount reflected on the Company's Current Balance Sheet. Albert A. Cozzi, for and on behalf of MTLM and the Company, shall have the exclusive power and authority to defend, conduct, control, compromise and settle all matters, claims and controversies relating to the James H. Cozzi Sales Agreement, including the power and authority to cause MTLM and the Company to pay any obligations relating thereto. Any amounts paid or otherwise validly demanded to be paid by MTLM or the Company for which MTLM, the Company or their Affiliates are entitled to indemnification pursuant to this Section 9.5, shall be immediately paid by the Shareholders to MTLM or the Company as the case may be, upon written demand therefor, without deduction or setoff.

                                  ARTICLE X

                            SECURITIES LAW MATTERS

              The parties agree as follows with respect to the sale or other disposition after the Closing Date of MTLM Shares:

              10.1 DISPOSITION OF MTLM SHARES. Each of the Shareholders represents and warrants that each of the MTLM Shares being acquired by him hereunder is being acquired and will be acquired for his own account and will not be sold or otherwise disposed of, except pursuant to (i) an exemption from the registration requirements under the Securities Act, which does not require the filing by MTLM with the SEC of any registration statement, offering circular or other document, in which case the Shareholders shall first supply to MTLM an opinion of counsel (which counsel and opinions shall be satisfactory to MTLM) that such exception is available, or (ii) an effective registration statement filed by MTLM with the SEC under the Securities Act.

              10.2 LEGEND. Each of MTLM Shares shall bear the following legend:

              THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

     MTLM may, unless a registration statement is in effect covering MTLM Shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.


                                  ARTICLE XI

                                 DEFINITIONS

              11.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

                      "Aboveground Storage Tanks" defined in Section 2.24 (g).

                      "Affiliate" shall have the meaning ascribed to it in Rule
              12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

                      "Agreement" defined in the introductory paragraph of this Agreement.

                      "Asbestos" or "Asbestos-containing material" defined in
                      Section 2.24 (i).

                      "Assets" defined in Section 4.15 (a).

                      "BCA" defined in Section 1.1.

                      "CERCLA" defined in Section 2.24 (j).

                      "Claims" defined in Section 9.3.

                      "Closing" defined in Section 1.7.

                      "Closing Date" defined in Section 1.7.

                      "Code" defined in Section 2.17.

                      "Common Stock" means the common stock, par value of $.01 per share, of MTLM.

                      "Collateral Agreements" defined in Section 6.12.

                      "Company" defined in the introductory paragraph and for purposes of Section 4.13, more particularly defined in
                      Section 4.13 (l).

                      "Contract" means any indenture, lease, sublease, license,
              loan agreement, mortgage, note, restriction, will, trust, commitment, obligation or other contract, agreement or instrument, whether written or oral.

                      "Cozzi" defined in the introductory paragraph of this Agreement.

                      "Cozzi Shares" defined in the Recitals hereto.

                      "Current Balance Sheet" defined in Section 4.9.

                      "Designated Contracts" defined in Section 4.25.

                      "Discharge" defined in Section 2.24 (e).

                      "Disclosed Contracts" defined in Section 2.14.

                      "DOJ" defined in Section 6.13.

                      "Effective Date" defined in Section 1.2.

                      "Effective Time" defined in Section 1.2.

                      "EMCO" means EMCO Recycling Corp.

                      "Employee Benefit Plans" defined in Section 4.18 (a).

                      "Environmental Assessment" defined in Section 6.10.

                      "Environmental, Health and Safety Laws" defined in
                      Section 2.24 (j).

                      "EPCRA" defined in Section 2.24 (j).

                      "ERISA" defined in Section 2.25 (a).

                      "Escrow Agreement" defined in Section 1.6.

                      "Escrow Agent" defined in Section 1.6.

                      "Escrow Shares" defined in Section 1.6.

                      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                      "FIFRA" defined in Section 2.24 (j).

                      "FTC" defined in Section 6.13.

                      "Financial Statements" defined in Section 4.9.

                      "Financing" defined in Section 6.19.

                      "Fixed Assets" defined in Section 4.15 (b).

                      "GAAP" means generally accepted accounting principles in
              effect in the United States of America from time to time.

                      "Governmental Authority" means any nation or government,
              any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                      "Hazardous Substances" defined in Section 2.24 (d).

                      "HSR Act" defined in Section 2.7.

                      "HouTex" means HouTex Metals Company, Inc.

                      "Immigration Act" defined in Section 2.12(c).

                      "Indemnifiable Damages" defined in Section 9.1 (a).

                      "Indemnified Party" defined in Section 9.3 (a).

                      "Indemnifying Party" defined in Section 9.3 (a).

                      "Insurance Policies" defined in Section 4.20.

                      "Intellectual Property" defined in Section 4.24.

                      "In the ordinary course of business" as used in reference to MTLM's business, is defined in Section 2.9.

                      "James H. Cozzi Sales Agreement" defined in Section 1.8.

                      "Leased Premises" defined in Section 4.14 (b) and for purposes of Section 4.13, more particularly defined in
                      Section 4.13 (m).

                      "Leases" defined in Section 4.14 (b).

                      "Licenses" defined in Section 2.24 (b).

                      "Lien" means any mortgage, pledge, security interest,
              encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

                      "Material Adverse Change (or Effect)" means a change (or
              effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

                      "Material Customers" defined in Section 4.26.

                      "MacLeod" means MacLeod Metals Company.

                      "Mergeco" defined in the introductory paragraph of this Agreement.

                      "Merger" defined in the Recitals.

                      "MPPA Plan" defined in Section 2.25(b).

                      "MTLM" defined in the introductory paragraph of this Agreement and for purposes of Section 2.24, more particularly defined in
     Section 2.24 (m).

                      "MTLM Assets" defined in Section 2.15.

                      "MTLM Current Balance Sheet" defined in Section 2.9.

                      "MTLM Financial Statements" defined in Section 2.9.

                      "MTLM Fixed Assets" defined in Section 2.15.

                      "MTLM Insurance Policy" defined in Section 2.26.

                      "MTLM Leased Premises" defined in Section 2.27 and for purposes of Section 2.24, more particularly defined in Section 2.24(n).

                      "MTLM Owned Properties" defined in Section 2.27 and for purposes of Section 2.24, more particularly defined in Section 2.24(n).

                      "MTLM Receivables" defined in Section 2.18.

                      "MTLM Shares" defined in the Recitals.

                      "MTLM Subsidiary" defined in Section 2.1.

                      "OSHA" defined in Section 2.24(j).

                      "Owned Properties" defined in Section 4.14(a) and for
              purposes of Section 4.13, more particularly defined in Section 4.13(m).

                      "Permits" defined in Section 2.13.

                      "Person" means an individual, partnership, corporation,
              business trust, joint stock company, estate, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity, of whatever nature.

                      "PBGC" defined in Section 4.18 (f).

                      "RCRA" defined in Section 2.24(j).

                      "Receivables" defined in Section 4.21.

                      "Release" defined in Section 2.24(e).

                      "Reserve" means Reserve Iron & Metals L.P.

                      "Restricted Territory" defined in Section 6.9(a).

                      "SEC" means the Securities and Exchange Commission.

                      "SEC Filings" means the documents listed on Schedule
              11.1.

                      "Securities Act" means the Securities Act of 1933, as amended.

                      "Shareholders" defined in the introductory paragraph of this Agreement

                      "Stockholders Agreement" defined in Section 6.12 (b).

                      "Shareholders Indemnifiable Damages" defined in Section
                       9.2 (a).

                      "Subsidiary" is defined in Section 4.1.

                      "Surviving Corporation" defined in Section 1.1.

                      "Tax Return" means any tax return, filing or information
              statement required to be filed in connection with or with respect to any Taxes; and

                      "Taxes" means all taxes, fees or other assessments,
              including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

                      "Termination Date" defined in Section 6.9.

                      "Underground Storage Tanks" defined in Section 2.24 (g).

                      "Waste" defined in Section 2.24 (d).

                      "Welfare Plan" defined in Section 2.25 (c).

              11.2    OTHER DEFINITIONAL PROVISIONS.

                      (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

                      (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                      (c) All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.

                      (d) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

                      (e) As used herein, the term "to the best knowledge of MTLM" or any similar term relating to the knowledge of MTLM means the actual knowledge, after reasonably inquiry, of any of the officers of MTLM or the MTLM Subsidiaries. "Reasonable inquiry" shall mean communication by any of the officers of MTLM or the MTLM Subsidiaries with the other officers of MTLM or the relevant MTLM Subsidiary with responsibility for the matter in question and to counsel with respect to matters involving questions or law, requesting such individual to review specified provisions of this Agreement and to advise such person of any matter relevant to the specified representation, warranty or provision.

                      (f) As used herein, the term "to the best of the Shareholders' knowledge" or any similar term relating to the knowledge of the Shareholders means the actual knowledge, after reasonable inquiry, of any of the officers of the Company and the Subsidiaries. "Reasonable inquiry" shall mean communication by any of the officers of the Company or the Subsidiaries with the other officers of the Company or relevant Subsidiary with responsibility for the matter in question and to counsel with respect to matters involving questions or law, requesting such individual to review specified provisions of this Agreement and to advise such person of any matter relevant to the specified representation, warranty or provision.


                                 ARTICLE XII

                      TERMINATION, AMENDMENT AND WAIVER

              12.1    TERMINATION.  This Agreement may be terminated:

                      (a) at any time prior to the Closing Date, by mutual written consent of all of the parties hereto at any time prior to the Closing;

                      (b) at any time prior to the Closing Date, by MTLM in the event of a material breach by the Company or the Shareholders of any provision of this Agreement;

                      (c) at any time prior to the Closing Date, by the Shareholders in the event of a material breach by MTLM or Mergeco of any provision of this Agreement;

                      (d) at any time prior to the Closing Date, by MTLM in the event (i) MTLM is not satisfied, in its sole discretion, with the results of the Environmental Assessment; (ii) MTLM does not receive authorization and approval of this Agreement and the transactions contemplated hereby by its shareholders at the meeting referred to in
     Section 6.17; (iii) MTLM has not received from its investment advisor a written opinion satisfactory to MTLM in its sole discretion, that this Agreement and the transactions set forth herein are fair to MTLM and its shareholders;

                      (e) at any time prior to the Closing Date, by the Shareholders if the Shareholders have not received from their tax counsel an opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

                      (f) at any time prior to the Closing Date, by any of MTLM or the Shareholders if the Closing shall not have occurred by September 30, 1997; provided, however, that neither MTLM, nor the Shareholders shall be entitled to terminate this Agreement pursuant to this Section 12.1(f), if such party's knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

                      (g)      by the Company, as provided in Section 6.19.

              12.2 EFFECT OF TERMINATION. Except as provided in Article VI, in the event of termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.


                                  ARTICLE XIII

                               GENERAL PROVISIONS

              13.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage prepaid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

                      (a)      IF TO MTLM TO:

                               Metal Management, Inc.
                               500 N. Dearborn Street
                               Suite 405
                               Chicago, IL  60610
                               Attn: Chief Executive Officer
                               Telecopy No.:  (312) 645-0714

                               WITH A COPY TO:

                               Shefsky & Froelich Ltd.
                               444 N. Michigan Avenue
                               Suite 2400
                               Chicago, IL  60611
                               Attn:  Erhard R. Chorle
                               Telecopy No.:  (312) 527-5921

                      (b)      IF TO THE COMPANY OR THE SHAREHOLDERS TO:

                               Albert A. Cozzi
                               Cozzi Iron & Metal, Inc.
                               2232 South Blue Island Avenue
                               Chicago, IL  60608
                               Telecopy No.:  (773) 254-8201

                               WITH A COPY TO:

                               Winston & Strawn
                               35 West Wacker Drive
                               Chicago, IL  60601
                               Attn:  M. Finley Maxson
                               Telecopy No.:  (312) 558-5700

              13.2 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter; provided, however, that, notwithstanding the foregoing, the provisions of that certain Exchange of Information and Nondisclosure Agreement dated as of October 23, 1996 by and between MTLM and the Company shall remain in full force and effect. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

              13.3 EXPENSES. Except as otherwise provided herein, MTLM, Mergeco and the Company shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby; provided, however, the Company shall not pay any fees and expenses relating to the Shareholders' estate planning activities.

              13.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

              13.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any of the Shareholders without the prior written consent of MTLM.

              13.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

              13.7 INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

              13.8 GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Illinois applicable to contracts executed and to be wholly performed within such State.

              13.9 ARM'S LENGTH NEGOTIATIONS. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement;
     (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                             METAL MANAGEMENT, INC., A
                                             DELAWARE CORPORATION



     Date:______________________             By:_____________________________
                                             Name:___________________________
                                             Title:__________________________


                                             CIM ACQUISITION, CO.,
                                             AN ILLINOIS CORPORATION


     Date:______________________             By:_____________________________
                                             Name:___________________________
                                             Title:__________________________



                                             COZZI IRON & METAL, INC.,
                                             AN ILLINOIS CORPORATION


     Date:______________________             By:_____________________________
                                             Name:___________________________
                                             Title:__________________________




     Date:______________________             ___________________________________
                                             ALBERT A. COZZI

     Date:______________________             ___________________________________
                                             FRANK J. COZZI

     Date:______________________             ___________________________________
                                             GREGORY P. COZZI





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